UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CTS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 24, 2007

Dear CTS Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of CTS Corporation. The meeting will be held on Thursday, June 28, 2007, at 9:00 a.m. CDT at the Hilton Chicago O’Hare Airport Hotel in Chicago, Illinois.

The official notice of meeting, proxy statement and proxy form are enclosed. These materials were first mailed to shareholders on May 24, 2007. We hope you will attend the meeting in person. Whether you plan to attend the meeting or not, we encourage you to read this proxy statement and vote your shares. The vote of every shareholder is important.

We look forward to seeing you at the meeting.

Donald K. Schwanz
Chairman of the Board,
President and Chief
Executive Officer

Notice of Annual Meeting of Shareholders
PROXY STATEMENT
ITEM 1: ELECTION OF DIRECTORS
ITEM 2: APPROVAL OF THE CTS CORPORATION 2007 MANAGEMENT INCENTIVE PLAN
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMMITTEES OF THE BOARD
FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS
STOCK OWNERSHIP INFORMATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
CTS CORPORATION 2006 COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
CTS CORPORATION 2006 AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Notice of Annual Meeting of Shareholders

June 28, 2007

To CTS Shareholders:

The Annual Meeting of Shareholders of CTS Corporation will be held at 9:00 a.m. Central Daylight Time, Thursday, June 28, 2007 at the Hilton Chicago O’Hare Airport Hotel in Chicago, Illinois.

Only shareholders of record at the close of business on May 9, 2007 may vote at this meeting or any adjournments that may take place. At the meeting, we will:

1. Elect a Board of Directors;

2. Approve the CTS Corporation 2007 Management Incentive Plan; and

3. Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposals described in this proxy statement.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

May 24, 2007

Your vote is important.
Please date, sign and mail promptly the enclosed proxy,
which requires no postage if mailed in the United States.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 28, 2007

This proxy statement, which was first mailed to shareholders on May 24, 2007, is furnished in connection with the solicitation by the Board of Directors of CTS Corporation of proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday June 28, 2007. Following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?

A:	(1) Election of director-nominees to serve on the Board of Directors; and

(2) Approval of the CTS Corporation 2007 Management Incentive Plan.

Q:	How does the Board recommend I vote?

A:	The Board recommends a vote FOR each of the director-nominees identified in this proxy statement and FOR the CTS Corporation 2007 Management Incentive Plan.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the 2007 Annual Meeting other than as described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald K. Schwanz, CTS’ Chairman, President and Chief Executive Officer, and Richard G. Cutter, CTS’ Vice President, General Counsel and Secretary, to vote on those matters at their discretion.

Q:	How many votes are needed for approval of each item?

A:	Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the nine director-nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Your proxy will be voted for the nine director-nominees unless it contains contrary instructions. Abstentions, broker non-votes and instructions on your proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

Assuming that at least a majority of shares are present, either in person or by proxy, at the Annual Meeting, the CTS Corporation 2007 Management Incentive Plan will be approved if a majority of the shares present vote to approve the Plan. With respect to this proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will not be counted as entitled to vote.

Q:	Who is entitled to vote?

A:	Shareholders as of the close of business on May 9, 2007, which is referred to as the Record Date, are entitled to vote at the Annual Meeting. As of the Record Date, 35,884,265 shares of CTS common stock were issued and outstanding. Every shareholder of common stock is entitled to one vote for each share of common stock held on the Record Date.

Q:	How do I vote?

A:	Please sign and date each proxy card you receive and return it at your earliest convenience in the prepaid envelope provided. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the proposals. If you returned your proxy card, you have the right to revoke your proxy or change your vote at any time before the meeting by notifying CTS’ Secretary, returning a later-dated proxy card, or voting in person at the meeting.

Q:	How can I vote shares of stock that I hold under the CTS Corporation Retirement Savings Plan?

A:	The CTS Corporation Retirement Savings Plan is CTS’ 401(k) Plan. JP Morgan Chase Bank, the 401(k) plan trustee, will vote the shares in your account according to your instructions. Follow the same procedures described above for voting shares. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the nominees and FOR the CTS Corporation 2007 Management Incentive Plan. You may also change your instructions on how to vote your shares in the manner described above. You may give instructions or change instructions to the trustee on how to vote your shares up until June 21, 2007. On that date, your instructions will be transmitted to the trustee and cannot be changed. If you do not instruct the trustee on how to vote your shares, the trustee will vote your shares in the same proportion as the shares properly voted by other participants who hold shares under the 401(k) plan.

Q:	What does it mean if I get more than one proxy card?

A:	It means you hold shares registered in more than one account. Please sign and return all proxy cards you receive to ensure that all your shares are voted.

Q:	Who solicits proxies and how much will this proxy solicitation cost?

A:	CTS hired Georgeson & Co., Inc. to solicit votes for a fee of $6,000. CTS also reimburses Georgeson for reasonable expenses, fees charged by banks, brokers and other custodians, fiduciaries and nominees for their costs of sending proxy and solicitation materials to our shareholders. Broadridge Financial Solutions, Inc. also distributes proxy materials on CTS’ behalf and is reimbursed by CTS for mailing and distribution expenses. In addition, proxies may be solicited by executive officers of CTS, for which no additional compensation is paid.

Q:	Other members of my household and I hold shares of CTS stock in street name and we received only one copy of the proxy statement and annual report. How can we receive additional copies of these materials?

A:	Under the Securities and Exchange Commission’s “householding” rules, a company or broker who provides notice may deliver a single copy of the proxy statement and annual report to shareholders who share an address unless a shareholder submits contrary instructions. If you would prefer to receive separate copies of these documents in the future, you may notify your broker, you may direct a written or oral request to CTS Corporation, Investor Relations, 905 West Boulevard North, Elkhart, Indiana 46514, (574) 293-7511 or you may send an e-mail to shareholder.services@ctscorp.com. If your household is currently receiving multiple copies of the proxy statement and annual report to shareholders and you would prefer to receive only a single copy in the future, you may notify your broker or direct a request to the address, phone number or e-mail address immediately above.

Q:	How may a shareholder nominate a candidate for election to the Board at CTS’ Annual Meeting of Shareholders?

A:	Director candidates for 2008 may be nominated by shareholders by sending a notice to CTS which must be received no earlier than February 14, 2008 and no later than March 30, 2008. The notice of nomination is required to contain certain representations and information about the nominee, which are described in CTS’ bylaws. Copies of the bylaws may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance /bylaws.htm. In addition, in order to be included in next year’s proxy statement, nominations must be submitted in writing and received by CTS’ Secretary at CTS’ Corporate Office no later than January 25, 2008.

Q:	When are shareholder proposals for the 2008 Annual Meeting due?

A:	All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing and received by CTS’ Secretary at CTS’ Corporate Office no later than January 25, 2008. In addition, CTS’ advance notice bylaw provisions require that in order to be presented at the 2008 Annual Meeting, any shareholder proposal, including the nomination of a candidate for director, must have been submitted in writing to CTS’ Secretary at CTS’ Corporate Office no earlier than February 14, 2008 and no later than March 30, 2008. Certain information is required to be included with shareholder proposals. This information is described in CTS’ bylaws, which are located on CTS’ website at http://www.ctscorp.com /governance/bylaws.htm. A copy of the bylaws may be obtained free of charge from CTS’ Secretary.

PROPOSALS YOU MAY VOTE ON

1. ELECTION OF DIRECTORS
There are nine nominees for election. Detailed information on each is provided on pages 5, 6 and 7. All directors are elected annually and serve one-year terms.

2. APPROVAL OF THE CTS CORPORATION 2007 MANAGEMENT INCENTIVE PLAN
The plan is intended to focus the efforts of management on achieving annual goals to ensure CTS’ profitability and long-term growth. Detailed information about the plan is provided on pages 7 and 8.

Your Board recommends a vote FOR each of these proposals.

ITEM 1: ELECTION OF DIRECTORS

CTS’ Articles of Incorporation provide that the number of directors will be between three and fifteen, as fixed from time to time by the Board of Directors. The CTS Board of Directors has established the current number of authorized directors at nine. All directors are elected to one-year terms or until their successors are elected and qualified.

Nominees For The Board of Directors.  Each of the nominees named below is currently a director of CTS. The ages shown are as of the scheduled date for the 2007 Annual Meeting of Shareholders. Each of the nominees has agreed to serve as a director if elected by the shareholders. If one or more of the nominees unexpectedly becomes unavailable for election, the votes will be cast, pursuant to authority granted by the proxy, for such person or persons as may be designated by the present Board of Directors, or the authorized number of directors may be reduced accordingly.

WALTER S. CATLOW	Director since 1999
Age 62

Mr. Catlow served as President of Ameritech Cellular Services, a wireless communications service provider, from 1998 until his retirement in 2000. Mr. Catlow previously served as Executive Vice President of Ameritech and as President of Ameritech International, Inc., where he directed Ameritech’s international investments and was responsible for global acquisitions and alliances. In 2006, Mr. Catlow was a member of the Audit Committee of CTS Corporation and the Presiding Director.

LAWRENCE J. CIANCIA	Director since 1990
Age 65

Mr. Ciancia is a partner in Corporate Development International, Inc., a corporate search firm specializing in mergers, acquisitions and divestitures. He has served in this capacity since 1998. Previously, he served as President of Uponor ETI, a supplier of PVC pipe products, specialty chemicals and PVC compounds. In 2006, Mr. Ciancia was a member of the Audit Committee and Chairman of the Nominating and Governance Committee of CTS Corporation.

THOMAS G. CODY	Director since 1998
Age 65

Mr. Cody has served as Vice Chairman of Federated Department Stores, Inc., a nationwide department store retailer, since February 2003. Prior to assuming this position, he served as Executive Vice President, Legal and Human Resources of Federated Department Stores, Inc. since 1992. Mr. Cody also serves as a director of LCA-Vision, Inc. In 2006, Mr. Cody was Chairman of the Compensation Committee and a member of the Nominating and Governance Committee of CTS Corporation.

GERALD H. FRIELING, JR.	Director since 1982
Age 77

Mr. Frieling has served as President of Frieling & Associates, a business consulting firm, since 1993. Previously, Mr. Frieling served as Chairman of the Board, CEO and Vice Chairman of the Board of Tokheim Corporation, a manufacturer of electronic and mechanical petroleum marketing systems. Mr. Frieling also serves as a director of Mossberg & Company. In 2006, Mr. Frieling was a member of the Finance Committee, Audit Committee and Nominating and Governance Committee of CTS Corporation.

ROGER R. HEMMINGHAUS	Director since 2000
Age 70

Mr. Hemminghaus is the retired Chairman and Chief Executive Officer of Ultramar Diamond Shamrock Corporation, a company that refined and marketed petroleum products on a retail and wholesale basis, serving from 1996 until 2000. Mr. Hemminghaus served as Chairman and Chief Executive Officer of Ultramar Diamond Shamrock, Inc. from 1996 until 1999. Mr. Hemminghaus is a past Chairman of the Federal Reserve Bank of Dallas. Mr. Hemminghaus also serves as a Director of Tandy Brand Accessories, Inc. and Xcel Energy, Inc. In 2006, Mr. Hemminghaus was a member of the Compensation Committee and Chairman of the Finance Committee of CTS Corporation.

MICHAEL A. HENNING	Director since 2000
Age 67

Mr. Henning is the retired Deputy Chairman of Ernst & Young LLP, an independent accounting firm, serving from 1999 to 2000. Previously, he served as Chief Executive Officer of Ernst & Young International, Inc. from 1993 until 1999. Mr. Henning also serves as a Director of Omnicom Group, Inc. In 2006, Mr. Henning was a member of the Finance Committee and Chairman of the Audit Committee of CTS Corporation.

ROBERT A. PROFUSEK	Director since 1998
Age 57

Mr. Profusek is a partner in Jones Day, a global law firm. Mr. Profusek has been a Jones Day lawyer since 1975, except for May 2000 through August 2002 during which time he served as Executive Vice President of Omnicom Group, Inc., a global communications company. Mr. Profusek also serves as a Director of Valero Energy Corporation. In 2006, Mr. Profusek was a member of the Compensation Committee and the Finance Committee of CTS Corporation.

DONALD K. SCHWANZ	Director since 2001
Age 63

Donald K. Schwanz is Chairman of the Board, President and Chief Executive Officer of CTS. Mr. Schwanz was named Chief Executive Officer effective October 1, 2001 and was appointed Chairman of the Board of Directors on January 1, 2002. In January 2001, Mr. Schwanz was elected President and Chief Operating Officer of CTS. Prior to joining CTS in January 2001, he was President of the Industrial Control Business at Honeywell, Inc., an aerospace company, since 1999, and previously was President of Honeywell’s Space and Aviation Business.

PATRICIA K. VINCENT	Director since 2003
Age 48

Ms. Vincent is President and Chief Executive Officer of Public Service Company of Colorado, an Xcel Energy, Inc. subsidiary, a utility company serving electricity and natural gas customers. She has served in this capacity since October 2005. Prior to assuming this position, she had served as President of Customer and Field Operations of Xcel Energy from July 2003, as President of the Retail Services Group of Xcel Energy from March 2001, and as Vice President of Marketing and Sales of Xcel Energy Services, Inc. from August 2000. In 2006, Ms. Vincent was a member of the Compensation Committee and the Nominating and Governance Committee.

Your Board recommends a vote FOR each of these director-nominees.

ITEM 2: APPROVAL OF THE CTS CORPORATION
2007 MANAGEMENT INCENTIVE PLAN

You are asked to consider and approve adoption of the CTS Corporation 2007 Management Incentive Plan. A summary of the plan follows. Please refer to Exhibit A to this proxy statement for the full text of the plan.

Shareholder approval of this plan will allow payments made under it to be fully tax deductible as “performance-based” compensation under section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code disallows the corporate tax deduction for certain compensation in excess of $1 million per year paid to an executive officer whose compensation is required to be reported in the proxy statement. However, certain compensation, including compensation based on the attainment of performance goals, is excluded from this deduction limit if the material terms of the plan are approved by the shareholders at least every five years. The prior management incentive plan was approved by the shareholders in 2002. Your approval of this Plan will have the effect of reducing the potential tax to be paid by CTS on certain compensation should it reach limits as set forth in Section 162(m) of the Internal Revenue Code.

Purpose.  The plan is intended to focus the efforts of management on achieving the annual goals approved by the Compensation Committee of the Board of Directors to ensure CTS’ profitability and long-term growth.

Administration.  The plan will be administered by the Compensation Committee of the Board of Directors which is comprised solely of non-employee, outside directors of CTS.

Eligible Participants.  All officers and other key employees of CTS and any of its subsidiaries are eligible to participate in the plan. As of May 9, 2007, approximately 150 employees would be eligible to participate in the plan.

Principal Features of the Plan.  Within 90 days after the commencement of each fiscal year, the Compensation Committee will, in writing, select which employees will be plan participants for the year and determine the performance goals applicable to each participant based on one or more measures of CTS’ financial performance as defined in the plan. The Compensation Committee will further determine the payout schedule detailing the amount which may be available for payout to each participant as an award based upon the attainment of the applicable performance goals. The Compensation Committee may delegate its authority to select and establish performance goals for employees who are not executive officers of CTS. Following each fiscal year and subject to audit and certification of CTS’ financial results by independent auditors, the Compensation Committee will certify in writing whether and to what extent the performance goals for the year were satisfied. The Compensation Committee shall determine the amount available for each participant’s award pursuant to the payout schedule established for that year. The Compensation Committee may increase or reduce the amount of a participant’s award, based on any subjective or objective factors that it determines to be appropriate in its sole discretion, provided that with respect to employees covered by

Section 162(m) of the Internal Revenue Code, the Compensation Committee may only reduce (not increase) the amount of an award. Awards under the Plan will be made in lump sum payments in cash or to a deferred plan established for this purpose.

The complete text of the CTS Corporation 2007 Management Incentive Plan is included as Exhibit A to this proxy statement.

It is not possible at this time to determine the awards that may become payable under the plan for 2007. Notwithstanding any other provision of the plan, in no event will any award under the plan exceed $5,000,000 for any individual with respect to any fiscal year.

Your Board recommends a vote FOR approval of the
CTS Corporation 2007 Management Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of CTS common stock that could be issued under all of CTS’ equity compensation plans as of December 31, 2006. No shares can be issued under the CTS Corporation 2007 Management Incentive Plan.

			(c)
		(b)	Number of Securities
	(a)	Weighted-Average	Remaining Available for
	Number of Securities to	Exercise Price of	Future Issuance Under
	be Issued Upon Exercise	Outstanding	Equity Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	1,526,863	$15.88	5,372,011
Equity compensation plans not approved by security holders	56,261		-0-

Total	1,583,124		5,372,011

In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under the plan, CTS annually credited an account for each nonemployee director with 800 common stock units. CTS also annually credited each deferred stock account with an additional number of common stock units representing the amount of dividends which would have been paid on an equivalent number of shares of CTS common stock for each quarter during the preceding calendar year. Upon retirement, the nonemployee director is entitled to receive one share of CTS common stock for each common stock unit in his deferred stock account. CTS has issued only treasury shares for common stock units under the plan. Prior to 2002, the New York Stock Exchange did not require companies to obtain shareholder approval when issuing treasury shares or shares purchased in the open market under compensatory plans. As of December 1, 2004, this plan was amended to preclude crediting any additional units under the plan. At December 31, 2006, the deferred stock accounts contained a total of 56,261 units.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CTS’ directors, executive officers and certain persons who own more than 10% of CTS’ common stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of CTS common stock. Executive officers, directors and greater than 10% shareholders are required to furnish CTS with copies of all Section 16(a) reports they file. Based solely on written representations from reporting persons and on our review of Section 16(a) reports provided by those individuals, CTS believes that all required Section 16(a) filings were completed in a timely manner with respect to 2006.

COMMITTEES OF THE BOARD

Compensation Committee

The Compensation Committee is a standing committee of the Board of Directors. Directors Cody, Hemminghaus, Profusek and Vincent are the current members of the Compensation Committee. Each member of the Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Committee held six meetings in 2006. A copy of the Compensation Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/compensationcharter.htm.

The Committee establishes executive compensation policies and reviews and approves senior executive compensation and employment agreements. The Committee reviews and approves corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and makes recommendations to the Board of Directors regarding CEO compensation. The Committee administers the CTS Corporation Management Incentive Plan and the CTS Corporation 2004 Omnibus Long-Term Incentive Plan.

The Compensation Committee does not delegate authority to perform any of the foregoing functions with respect to the compensation of any executive officer. The Compensation Committee may delegate authority to make cash incentive or equity awards to non-executive officers to the Chief Executive Officer and/or the Senior Vice President Administration subject to specific numeric limits.

The Senior Vice President Administration regularly reports to the Compensation Committee regarding trends in executive compensation. The Senior Vice President Administration provides background information, such as peer benchmark data, to assist the Compensation Committee in making decisions about executive compensation. The Compensation Committee may direct the Senior Vice President Administration to research specific issues and make recommendations to the Committee. The Chief Executive Officer recommends to the Compensation Committee the form and level of compensation for each executive officer other than himself. The Compensation Committee recommends the Chief Executive Officer’s form and level of compensation to the full Board of Directors for approval.

Every two to three years, management retains Towers Perrin to provide peer benchmark compensation reports for all executive officer positions. In addition, management uses the Equilar compensation database to obtain benchmark data for the Chief Executive Officer and Chief Financial Officer positions. Management also retains consultants for advice regarding specific compensation issues. Management retained Towers Perrin in 2006 for advice regarding long-term incentive plan design and the 2007 performance stock unit plan, as discussed under the caption “Compensation Discussion and Analysis” on page 18. The Compensation Committee also uses an independent consultant to provide advice on specific compensation issues. In 2006, the Compensation Committee retained Compensation Strategies, Inc. for advice regarding the CTS Corporation 2007 Management Incentive Plan. The Compensation Committee also retained Mercer Human Resource Consulting for advice regarding Mr. Schwanz’s employment agreement and equity compensation in 2006, as discussed under the caption “Compensation Discussion and Analysis” on page 18.

Compensation Committee Interlocks and Insider Participation

Directors Cody, Hemminghaus, Profusek and Vincent served as members of the Compensation Committee during 2006. During 2006, no executive officer of CTS served as a director of any other entity for which any CTS director was an executive officer.

Jones Day is a law firm that CTS has retained for specific legal services, on a case-by-case basis, for over ten years. The fees paid by CTS to Jones Day during 2006 were approximately $225,000, which amount is substantially less than .1% of Jones Day’s gross revenues for 2006. Mr. Profusek and Mark A. Cody, the son of Mr. Cody, are each partners of Jones Day. Neither Mr. Profusek nor Mr. Cody’s son personally renders legal services to CTS or supervises any attorney in the rendering of legal services to CTS, and neither Mr. Profusek nor Mr. Cody’s son receives any direct compensation from fees paid by CTS to Jones Day.

Directors are assigned to committees of the Board of Directors by the full Board of Directors each year following their election at the annual meeting of shareholders. As of the Annual Meeting date, Mr. Profusek will cease to be a member of the Compensation Committee and will only be a member of the Finance Committee if he is re-elected to the Board.

Finance Committee

The Finance Committee is a standing committee of the Board of Directors. Directors Frieling, Hemminghaus, Henning and Profusek are the current members of the Finance Committee. The Finance Committee held two meetings in 2006. A copy of the Finance Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/financecharter.htm.

The Finance Committee reviews and makes recommendations to the Board of Directors concerning financing arrangements, tax strategies, dividend policy, financial structure and similar matters. Additionally, the Finance Committee reviews and approves capital project appropriation requests for capital projects that are above certain prescribed limits.

Nominating and Governance Committee

The Nominating and Governance Committee is a standing committee of the Board of Directors. Directors Cody, Ciancia, Frieling and Vincent are the current members of the Nominating and Governance Committee. Each member of the Nominating and Governance Committee is an independent director as defined by the New York Stock Exchange Corporate Governance Listing Standards and the CTS Corporation Corporate Governance Guidelines. The Nominating and Governance Committee held four meetings in 2006. A copy of the Nominating and Governance Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/governancecharter.htm.

The Nominating and Governance Committee reviews and makes recommendations to the Board concerning the CTS Corporation Corporate Governance Guidelines and matters of corporate governance. The Nominating and Governance Committee recommends candidates for membership on the Board. CTS’ bylaws describe the process for nominating a candidate for election to the Board of Directors at the Annual Meeting of Shareholders. CTS’ bylaws are located on CTS’ website at http://www.ctscorp.com/governance/bylaws.htm. A copy of the bylaws may be obtained free of charge from CTS’ Secretary. CTS does not have a formal policy concerning whether the Nominating and Governance Committee will consider director candidates recommended by shareholders. CTS did not receive any requests for the Nominating and Governance Committee to consider any director candidate at the Annual Meeting. At this time, the Board of Directors does not believe a formal policy is necessary, because CTS’ bylaws provide a process for nomination of directors and no shareholder nominations for director have been received in past years.

The Nominating and Governance Committee reviews with the Board, on an annual basis, the requisite skills and director characteristics of new Board members as well as the composition of the Board as a whole. This review includes an assessment of whether each non-management director qualifies as independent and consideration of the diversity, age, skills and experience of the directors in the context of the needs of the Board. Although the Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a candidate must possess, the Committee seeks candidates who possess the experience necessary to make a valuable contribution to the Board. The Nominating and Governance Committee may retain search firms for the purpose of identifying and evaluating director candidates, but does not currently have any firm on retainer. The Nominating and Governance Committee also considers director candidates identified by management and by non-management directors.

The Nominating and Governance Committee charter provides that it is responsible for reviewing and making recommendations to the Board concerning CEO succession planning. In 2005, an ad hoc Leadership Continuity Committee of the Board was formed to assist the Board in overseeing management’s implementation of an overall Management Development and Succession process for executive officers, and to lead the Board in the CEO succession planning process.

Audit Committee

The Audit Committee is a standing committee of the Board of Directors. Directors Catlow, Ciancia, Frieling and Henning are the current members of the Audit Committee. Each member of the Audit Committee is financially literate and meets the independence standards applicable to audit committee members under the New York Stock Exchange Corporate Governance Listing Standards, as well as the CTS Corporation Corporate Governance Guidelines and the Audit Committee Charter. Mr. Henning qualifies as an audit committee financial expert under the criteria set forth in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee held nine meetings in 2006. A copy of the Audit Committee Charter may be obtained free of charge from CTS’ Secretary upon request or from the CTS’ website at http://www.ctscorp.com/governance/auditcharter.htm.

The Audit Committee is responsible for appointing the independent auditor, approving engagement fees and all non-audit engagements, and reviewing the independence and quality of the independent auditor. The Audit Committee reviews audit plans, audit reports and recommendations of the independent auditor and internal audit department. The Audit Committee reviews systems of internal accounting controls and audit results. The Audit Committee reviews and discusses with management CTS’ financial statements, earnings press releases and earnings guidance. The Audit Committee also reviews CTS’ compliance with legal requirements and the CTS Code of Ethics.

FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

During 2006, the Board of Directors had eight meetings. In 2006, all of the directors attended 100% of the meetings of the Board of Directors and the standing committees of which they were members. It is the policy of the Board of the Directors that each director endeavor to attend the annual meeting of shareholders, unless exigent circumstances arise. Each of the directors standing for re-election at the 2006 Annual Meeting attended the meeting.

The CTS Corporation Corporate Governance Guidelines provide that an independent director is one who:

•	Is not an employee of the corporation and has not been an employee of the corporation for at least five years;

•	Is not an affiliate of the corporation other than in the capacity of a director; and has not been an affiliate of the corporation for at least five years;

•	Is not an employee or affiliate of the corporation’s present auditing firm or an auditing firm retained by the corporation within the past five years and has not been an employee or affiliate of such a firm for at least five years;

•	Is not an employee of a company on whose board an executive of the corporation presently serves as a director or has served as a director within the past five years and has not been an employee of such a company for at least five years;

•	Is not an employee of a company that accounts for at least 2% or $1 million, whichever is greater, of the corporation’s consolidated gross revenues, and has not been an employee of such a company for at least five years;

•	Is not an employee of any company which made payments to or received payments from the corporation which exceeded 2% or $1 million, whichever is greater, of that company’s consolidated gross revenues; and has not been an employee of such a company for at least five years;

•	Is not an employee or director of any company that makes direct material investments or trades in CTS stock or that regularly advises investors concerning CTS stock;

•	Does not presently receive any direct or material indirect compensation from the corporation other than the standard directors’ compensation package;

•	Has not received more than $10,000 per year in direct compensation from the company, excluding the standard director’s compensation package, during the past five years;

•	Does not have any other relationship with the corporation or any other entity, including charitable and civic organizations that in the opinion of the Board could be considered to effect the director’s ability to exercise his independent judgment as a director;

•	Is not a service provider who currently provides professional services to the corporation, to an affiliate of the corporation or an individual officer of the corporation or one of its affiliates in excess of $10,000 per year.

•	Is not an immediate family member of any individual who would fail to meet the criteria for independence set forth above.

A copy of the Corporate Governance Guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/guidelines.htm.

The Board of Directors has determined that each non-management director is an independent director and has no material relationship with CTS, apart from his or her service as a director. The Board of Directors made this determination by reference to the definition of an independent director contained in the New York Stock Exchange Corporate Governance Listing Standards and by reference to the standards set forth in the CTS Corporation Corporate Governance Guidelines. As a result, the Board of Directors concluded that Walter S. Catlow, Lawrence J. Ciancia, Thomas G. Cody, Gerald H. Frieling, Jr., Roger R. Hemminghaus, Michael A. Henning, Robert A. Profusek and Patricia K. Vincent are independent directors.

In making this determination with respect to Messrs. Profusek and Cody, the Board of Directors determined that the provision of legal services by Jones Day to CTS did not create a material relationship or impair the independence of Messrs. Profusek and Cody because the legal fees paid to Jones Day did not constitute material indirect compensation as contemplated by the CTS Corporate Governance Guidelines’ independence standards since the legal fees represent a de minimis percentage of Jones Day’s annual gross revenues, neither Mr. Profusek nor Mr. Cody’s son personally renders legal services to CTS or supervises any attorney in the rendering of legal services to CTS, and neither Mr. Profusek nor Mr. Cody’s son receives any direct compensation from fees paid by CTS to Jones Day.

CTS does not have a written policy specific to transactions with related persons. CTS has written policies and procedures with respect to conflicts of interest. The Corporate Governance Guidelines provide that the Nominating and Governance Committee will review any situation which might be construed to disqualify a director as independent and make a recommendation to the Board of Directors regarding the director’s service on board committees and nomination for re-election to the Board of Directors. The Nominating and Governance Committee Charter further provides that the Nominating and Governance Committee will review any potential conflicts of interest of directors and recommend appropriate action to the Board of Directors.

CTS has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer, principal financial officer and principal accounting officer or controller, and other executive officers, as well as non-employee directors. The Code of Ethics includes an ethical standard concerning conflicts of interest and potential conflicts of interest. With respect to executive officers and other employees, potential conflicts of interest must be reported to management. The Audit Committee is responsible for reviewing compliance with the Code of Ethics and would review any conflict of interest involving an executive officer. A copy of the CTS Code of Ethics may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/codeofethics.htm.

The CTS Corporate Governance Guidelines encourage all directors to participate in director continuing education programs. The corporation reimburses directors for attendance at such programs. In addition, management monitors and reports to the directors regarding significant corporate governance initiatives. The directors also receive a presentation on new developments in corporate governance no less frequently than annually.

The Board of Directors has adopted CTS stock ownership guidelines that apply to non-employee directors and executives in order to align their interests with those of shareholders and promote enduring shareholder value. The guidelines are administered by the Compensation Committee. A copy of the guidelines may be obtained free of charge from CTS’ Secretary upon request or from CTS’ website at http://www.ctscorp.com/governance/stockog.htm.

It is the policy of the Board of Directors to hold an executive session of non-management directors at each regular scheduled Board of Directors meeting. The Board of Directors annually appoints one director as the presiding director. The position of presiding director is rotated among all non-management directors on an alphabetical basis. The presiding director chairs the executive sessions of the Board of Directors.

Shareholders and other interested parties may address written communications to individual directors, including non-management directors, or to the Board of Directors as a whole, in care of CTS’ Secretary at CTS’ Corporate Office, 905 West Boulevard North, Elkhart, Indiana, 46514. Such communications must include the name and address of the shareholder, as they appear on the record books of CTS, and the name and address of the beneficial owner, if any, on whose behalf the communication is submitted. CTS’ Secretary will compile such communications and forward them to the directors on a periodic basis. However, CTS’ Secretary has authority to disregard any communication which is primarily an advertisement or solicitation or which is threatening, obscene or similarly inappropriate in nature. Communications that have been disregarded for these reasons may be reviewed by any non-management director upon request.

STOCK OWNERSHIP INFORMATION

Five Percent Owners of Common Stock.  The table below lists information about the persons known by CTS to beneficially own at least 5% of CTS’ common stock as of May 9, 2007. This information is derived solely from the most recent Schedules 13G and Form 13F-HR filed by these persons with the Securities and Exchange Commission.

Name and Address	Number of Shares	Percent of Class
Dimensional Fund Advisors LP(1) 1299 Ocean Avenue Santa Monica, California 90401	3,148,700	8.79%

GAMCO Asset Management, Inc. (2) One Corporate Center Rye, New York 10580-1435	3,062,842	8.53%

FMR(3) 82 Devonshire Street Boston, Massachusetts 02109	2,416,278	6.75%

Barclays Global Investors, N.A.(4) 45 Fremont Street San Francisco, California 94105	2,149,561	6%

AXA Financial, Inc.(5) 1290 Avenue of the Americas New York, New York 10104	1,947,648	5.4%

State Teachers Retirement Board of Ohio(6) 275 East Broad Street Columbus, Ohio 43215	1,910,600	5.34%

(1)	As reported in the Schedule 13G filed February 9, 2007, Dimensional Fund Advisors, Inc. has sole power to vote and dispose of the shares.

(2)	As reported in the Schedule 13D filed May 3, 2006, Gabelli Funds, LLC has sole power to vote and dispose of 495,000 shares; GAMCO Asset Management Inc. has sole power to vote 2,190,042 shares and sole power to dispose of 2,505,042 shares; Gabelli Advisers, Inc. has sole power to vote and dispose of 25,000 shares; Gabelli Securities, Inc. has sole power to vote and dispose of 8,000 shares; MJG Associates, Inc. has sole power to vote and dispose of 29,800 shares.

(3)	As reported in the Schedule 13G filed February 14, 2007, FMR has sole power to vote 135,700 shares and sole power to dispose of 2,416,278 shares.

(4)	As reported in the Schedule 13G filed January 23, 2007, Barclays Global Fund Advisors has sole power to vote and dispose of 1,098,358 shares and Barclays Global Investors, N.A. has sole power to vote 881,682 shares and sole power to dispose of 1,028,395 shares; Barclays Global Investors, LTD has sole power to vote and dispose of 22,808 shares.

(5)	As reported in the Schedule 13G filed February 13, 2007, AXA Financial, Inc. and its affiliates has the sole power to vote 1,448,073 shares, shared power to vote 24,800 and sole power to dispose of 1,947,648 shares.

(6)	As reported in the Schedule 13G filed January 22, 2007, State Teachers Retirement Board of Ohio, Inc. has sole power vote and dispose of the shares.

Directors’ and Officers’ Stock Ownership.  The following table shows how much CTS common stock each Named Executive Officer, as identified in footnote (1) to the Summary Compensation Table set forth under “Executive Compensation,” and each director-nominee beneficially owned as of May 9, 2007 including shares covered by stock options exercisable within 60 days of May 9, 2007. Please note that, as reported in this table, beneficial ownership includes those shares a director or officer has the power to vote or transfer, as well as shares owned by immediate family members that reside in the same household with the director or officer. The shares shown as beneficially owned by all current directors and officers do not include 1,458,900 shares held by the Northern Trust Company as Trustee of the CTS Corporation Employee Benefit Plans Master Trust. The CTS Corporation Employee Benefit Plan Investment Committee has voting and investment authority over those shares. Two executive officers are members of that committee.

			Options	Shares	Directors’
	Shares		Exercisable	Held in	Deferred		% of
	Beneficially		Within	401(k)	Common		Shares
Name	Owned		60 Days	Plan	Stock Units	Total	Outstanding
H. Tyler Buchanan	32,395	(2)	63,750	10,170	0	106,315	*
Walter S. Catlow	9,739	(1)	13,300	0	4,098	27,137	*
Lawrence J. Ciancia	10,856	(1)	13,300	0	16,365	40,521	*
Thomas G. Cody	8,745	(1)	13,300	0	4,722	26,767	*
Richard G. Cutter	18,799	(2)	45,375	843	0	65,017	*
Gerald H. Frieling, Jr.	13,883	(1)	13,300	0	19,020	46,203	*
Roger R. Hemminghaus	11,732	(1)	13,300	0	3,267	28,299	*
Michael A. Henning	8,731	(1)	13,300	0	3,267	25,298	*
Vinod M. Khilnani	35,365	(2)	81,875	1,593	0	118,833	*
Robert A. Profusek	10,545	(1)(3)	13,300	0	4,722	28,567	*
Donald R. Schroeder	76,080	(2)	69,125	41,464	0	186,669	*
Donald K. Schwanz	59,467	(2)	364,763	0	0	424,230	1.18%
Patricia K. Vincent	7,707	(1)	2,400	0	800	10,907	*
All Current Directors and Officers as a Group (17 persons)	415,413		809,388	60,215	56,261	1,341,277	3.7%

*	Less than 1%.

(1)	Includes restricted stock units that are distributable upon the director’s separation from service and convert on a one-to-one basis to shares of CTS common stock upon distribution.

(2)	Includes net shares to be received for restricted stock units vesting within 60 days.

(3)	Includes 1,800 shares held by Mr. Profusek’s spouse. Mr. Profusek disclaims any beneficial interest with respect to these shares.

COMPENSATION DISCUSSION AND ANALYSIS

The SEC changed the rules regarding disclosure of executive compensation in proxy statements in 2006. In addition to requiring new and different tables, the new rules place greater emphasis on providing discussion and analysis of our compensation practices. Further, the content of our Compensation Committee Report is reduced. Accordingly, the information in this proxy statement is not directly comparable to that in our 2006 proxy statement.

Compensation Overview.  The Compensation Committee of the Board of Directors sets compensation for each executive officer, with the exception of the Chief Executive Officer, based on the recommendations of the Chief Executive Officer and supporting data provided by management. The Board of Directors sets compensation for the Chief Executive Officer based on the recommendations of the Compensation Committee.

CTS’ general compensation philosophy is to center compensation for each executive officer position at approximately the fiftieth percentile of compensation for similar positions at similarly situated companies based on peer benchmark data.

The elements of CTS’ executive compensation program reflect CTS’ objectives to drive improved financial performance, offer competitive compensation and align compensation with shareholder interests. As discussed in more detail in this Compensation Discussion and Analysis, CTS’ executive compensation program includes the following elements: base salary, annual cash incentives, performance-based equity compensation, time-based equity compensation, retirement benefits, other compensation and health and welfare benefits. CTS does not have a fixed formula for allocating compensation across these elements, but each element is considered as a component of total compensation. CTS does not consider the amount of compensation that could be realized from prior compensation awards in setting compensation from year to year.

Factors such as the tax and accounting treatment of different forms of compensation may influence the form and structure of executive compensation, but do not necessarily affect the total level of compensation to be provided. CTS has adopted Stock Ownership Guidelines which apply to each executive officer and encourage retention of stock awarded under its equity compensation plans. CTS has change in control severance agreements with each executive officer, but has employment agreements with only two executive officers.

Compensation Objectives.  The objectives of CTS’ executive compensation program are to:

•	Encourage executives to achieve the strong financial and operational performance of CTS, both long and short-term;

•	Provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; and

•	Align compensation with the interests of shareholders.

Compensation Philosophy.  CTS’ executive compensation programs provide executives with strong incentives to maximize CTS’ performance and enhance shareholder value. The executive compensation program includes annual compensation, long-term compensation, performance-based compensation and time-based compensation components. CTS’ executive compensation structure consists of base salary, annual cash incentives, performance-based equity compensation, time-based equity compensation, other compensation and retirement benefits. Base salary, other compensation, annual incentive compensation and retirement benefits serve to attract and retain executive talent. Annual incentive compensation and performance-based equity compensation directly promote specific financial and operational performance objectives, which will ultimately benefit shareholders. Performance-based equity compensation and time-based equity compensation directly align the interests of the executives with those of shareholders.

The amount of total compensation realized or potentially realizable from prior compensation awards does not directly influence the level of compensation paid or future pay opportunities. Moreover, CTS does not utilize a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. As discussed below under the caption “Compensation Process and Methodology”, the amount of compensation allocated to each element reflects allocation percentages in benchmark data for comparable positions. For 2006, base salary among the named executive officers ranges from 37% to 43% of the sum of base salary, cash incentive compensation and equity compensation which we refer to here as annual compensation. Cash incentive compensation ranges from 19% to 28% of annual compensation among named executive officers. Equity compensation ranges from 35% to 37% of annual compensation. As a percent of annual compensation, cash incentive compensation targets and equity compensation increase across the executive officer positions of increasing responsibility. This structure means a higher percentage of at-risk, variable compensation for the most senior executive officers. As a result, the most senior executive officers who have the greatest ability to drive the company’s performance have the most to gain or lose based on that performance. Allocation between types of equity compensation also illustrates this principle. For example, in 2006 the Chief Executive Officer and Chief Financial Officer received a higher percentage of equity compensation in the form of stock options, 35% compared to 25-30% for other named executive officers. This higher allocation reflects the direct impact of those positions on factors that will affect growth in the stock price.

Annual compensation as discussed above is not directly comparable to total compensation as shown in the Summary Compensation Table because it uses base salary established in June 2006, rather than salary earned in fiscal year 2006. In addition, annual compensation reflects target cash incentive compensation, rather than actual cash awards. CTS uses a Black-Scholes calculation for purposes of determining the value of equity compensation in analyzing annual compensation. In contrast, equity compensation values in the Summary Compensation Table reflect the stock-based compensation expense calculation used by CTS for financial accounting purposes, excluding forfeiture assumptions. This calculation includes factors such as retirement eligibility, which are not appropriate considerations in setting compensation. Moreover, CTS does not consider increases in pension compensation, which are required to be included in the Summary Compensation Table, as factors in setting compensation.

In 2006, the Compensation Committee conducted a comprehensive review of CTS’ executive compensation structure with the participation of management. The Compensation Committee discussed the corporation’s compensation strategy and alternative structures used by other companies. As a result of this analysis, the Compensation Committee determined that while the compensation structure was effective at accomplishing CTS’ compensation objectives, it could be enhanced by adding a performance-based equity compensation element. The Compensation Committee adopted a performance-based equity compensation plan for executive officers and general managers in 2007. By rewarding achievement of certain annual financial performance goals with equity awards which vest over time, the plan is intended to promote strong financial performance, serve as a retention tool and align executives’ interests with those of shareholders.

Compensation Process and Methodology.  The Compensation Committee has responsibility for setting and administering CTS’ executive compensation policies. At its June meeting each year, the Compensation Committee reviews the total compensation of executives. This review encompasses industry compensation practices and benchmarks as well as company and individual performance. The Compensation Committee uses market data provided by management to assess CTS competitive position in the area of executive compensation. The Chief Executive Officer provides recommendations on the compensation of each of the other executive officers. Based on this review and these recommendations, the Committee approves adjustments to the annual base salary and grants of equity compensation for each executive officer, other than the Chief Executive Officer. Additionally, at this time, the Compensation Committee reviews the Chief Executive Officer’s total compensation, again considering benchmark data, CTS’ performance and individual performance. The Compensation Committee then makes a recommendation to the full Board of Directors regarding annual compensation and equity grants for the Chief Executive Officer for the following year. The full Board of Directors then reviews and acts on this recommendation.

In the first quarter of each year, usually in February, the Compensation Committee reviews and approves annual cash incentive awards for executive officers under the plan established for the prior fiscal year. In addition, the Compensation Committee adopts performance goals and target awards for the current fiscal year, for executive officers other than the Chief Executive Officer. At this time, the Compensation Committee makes recommendations to the full Board concerning the performance goals and target award for the Chief Executive Officer. These recommendations are subject to approval by the full Board of Directors. Management provides benchmark data and the Chief Executive Officer provides recommendations with respect to the other executive officers to aid the Compensation Committee in this process.

Benchmarking and Consultants.  For the annual executive compensation review, management provides the Compensation Committee with benchmark data for base salary, perquisites, annual incentives and equity awards. Management uses the web-based Equilar compensation database as a source for benchmark data primarily for the Chief Executive Officer and Chief Financial Officer positions. Equilar draws data from proxy statements and reports filed with the Securities and Exchange Commission. It is difficult for CTS to establish a “pure” peer group because relatively few companies are the same size and have the same business segments as CTS. In 2006, management used a peer group composed of 18 companies, including companies of comparable size and companies in the same or similar businesses. CTS’ peer group for 2006 included Aeroflex, Anadigics Inc., AVX, BEI Technology, Dana Corporation, Dura Auto Systems, Flextronics, Kemet Corporation, LittelFuse, Molex, Pemstar, Plexus, RF Micro Devices, Sanmina-SCI Corporation, Solectron, Stoneridge, Triquint Semiconductor and Vishay Intertechnology. Management reviews and evaluates the Equilar peer group on an annual basis.

Every two to three years, CTS obtains benchmark data reports from Towers Perrin for all executive officer positions. CTS’ executive positions other than Chief Executive Officer and Chief Financial Officer, reflect a blend of responsibilities. As a result, a more detailed analysis is necessary to establish comparable positions from which to draw compensation data than can be achieved with Equilar. CTS ages the Towers Perrin data by applying an aging factor supplied by Towers Perrin for those years in which a new report is not obtained. For 2006, the aging factor applied was 4%.

Management retains third party consultants for advice on specific compensation issues on an as-needed basis. Management retained Towers Perrin in 2006 for advice regarding long-term incentive plan design and the 2007 performance stock unit plan. The Compensation Committee also uses an independent consultant to provide advice on specific compensation issues. In 2006, the Compensation Committee retained Compensation Strategies, Inc. for advice regarding the 2007 Management Incentive Plan. The Compensation Committee also retained Mercer Human Resource Consulting for advice regarding Mr. Schwanz’s employment agreement and equity compensation in 2006.

Elements of Compensation.  CTS provides executives with a mix of cash compensation (base salary and a perquisite allowance), annual cash incentive compensation, performance-based equity compensation, and time-based equity compensation. CTS considers time-based equity compensation, as well as annual cash and equity incentive compensation to be variable incentive pay, as the value of these compensation awards is dependent upon CTS’ financial performance and/or stock value performance. CTS also provides retirement-related benefits under the CTS Corporation Retirement Savings Plan, a qualified defined contribution 401(k) plan; the CTS Corporation Pension Plan, a qualified defined benefit plan; the CTS Corporation 2003 Excess Benefit Retirement Plan, a supplemental executive retirement plan and the CTS Corporation Individual Excess Benefit Retirement Plan, a supplemental executive retirement plan. In addition, CTS also provides executives with a limited set of perquisites and a standard set of health and welfare benefits. Each element of compensation is discussed below.

Base Salary:  Annual base salary is intended to provide a competitive level of cash compensation to CTS executives based on their qualifications, responsibilities and performance. CTS establishes a salary range for each executive officer position centered on the fiftieth percentile for similar positions at peer companies based on benchmark data. The sources of benchmark data provided by management to the Compensation Committee are discussed under the caption “Benchmarking and Consultants.” Executive officers’ actual salaries may vary within the salary range due to their experience and achievements, responsibilities and demonstrated performance.

Annual Cash Incentives:  CTS has maintained an annual management incentive plan or MIP for many years. The MIP is designed to make a portion of the cash compensation of executives, officers and other key employees variable and at risk based on the financial performance of CTS and achievement of individual goals. CTS believes that tying annual cash compensation to specific financial and non-financial performance goals motivates executives to achieve results that benefit shareholders.

Awards under the MIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. In order to qualify under Section 162(m) of the Internal Revenue Code, the material terms of the plan must be approved by the shareholders at least every five years. The last management incentive plan was approved by the shareholders in 2002. A new management incentive plan is being submitted for shareholder approval at the 2007 Annual Meeting as described under the caption “Item 2: Approval of the CTS Corporation 2007 Management Incentive Plan” on pages 7 and 8 of this proxy statement.

The Compensation Committee annually establishes a target award and performance goals for each executive officer under the MIP. Target awards are established as a percentage of base salary. Annual target awards for each executive officer under the MIP are based upon benchmark data for similar executive positions at peer companies, as discussed above under the caption “Benchmarking and Consultants.” CTS’ philosophy is to structure its executive annual cash incentive compensation to approximate the fiftieth percentile for such compensation among its peers. An executive officer’s actual award is determined under a formula that provides for payment of zero to 200% of the target award based upon actual performance versus established quantitative financial performance goals. In addition, the Compensation Committee may adjust awards downwards based upon the executives’ actual performance versus individual qualitative and quantitative objectives.

Quantitative financial performance goals under the MIP are based on CTS’ established business plan for the fiscal year. Management prepares, and the Board of Directors reviews, a business plan for each fiscal year that includes sales, earnings, key balance sheet metrics and cash flow for each business unit. The business plan considers prior year results, strategic initiatives, approved forward investment plans, projected market demands, competition, improvement initiatives and other factors in establishing plan budgets and results. Management endeavors to establish a plan that demands challenging, but achievable, results given expected business conditions. As a general rule, the business plan is established such that targets under the primary metrics can be achieved or exceeded 80% of the time. The business plan performance metrics that are most relevant to CTS’ objectives and strategy are selected as quantitative financial performance goals under the MIP for that year. Quantitative financial performance goals for executive officers with direct operations responsibility are weighted to incorporate business unit performance metrics, as well as corporate performance metrics. Quantitative financial performance goals for executive officers with only corporate responsibilities are based on corporate performance metrics, which reflect performance of the business units in the aggregate.

Actual MIP awards may vary from zero to 200% of the target award based on achievement of quantitative financial performance goals over a range that begins below the business plan targets and extends above the business plan targets. To encourage management to focus on financial risk mitigation as well as upside opportunity, the payout “cliff” drops to zero if performance falls below a threshold level of plan achievement. On the upside, payout increases linearly as performance exceeds the business plan. One consequence of this cliff threshold and payout to performance formula is that the executive’s risk of receiving no award is greater than the executive’s opportunity to obtain an award that is substantially above target. Another consequence is that payouts above target represent a fraction of the expected return to the company from “better than plan” performance.

While actual awards will vary above and below target from year to year, CTS expects that over a period of several years, payouts under the MIP will average about 100% of target. Over the past five years, payouts under the MIP based on corporate metrics alone average 95% of target. Over the past five years, payouts under the MIP, including corporate and business unit metrics, averaged 83% of target.

In order for awards under the MIP to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, performance goals must be established within the first 90 days of the fiscal year and cannot be adjusted due to unusual and uncontrollable events or conditions that may materially affect CTS’ financial performance. In addition, to qualify under Section 162(m) of the Internal Revenue Code, awards to named executive officers cannot be adjusted upward to mitigate the effects of such events or conditions. To allow the MIP to be effective in motivating executives to drive results by focusing on factors within their reasonable control, quantitative performance measures are defined to exclude the effects of specific events or conditions, such as changes in accounting principles, which may impact actual results, but generally cannot be predicted or controlled by executives. The method for calculating business unit operating earnings may also be defined to limit exposure to specific risks or to remove disincentives to transactions between business units. In addition, for 2006, to preserve maximum tax deductibility and allow the Compensation Committee the latitude to address unforeseeable and uncontrollable events and conditions, EPS and business unit operating earnings goals for executive officers were set at a level that would allow the Compensation Committee to take into consideration the impact of such events or conditions in adjusting awards downward.

The Compensation Committee established quantitative financial performance goals based on CTS’ net sales and CTS’ earnings per share, or EPS under the MIP for 2006 for all executive officers. For executive officers with only corporate responsibilities 5% of the target award was allocated to net sales performance and 95% of the target award was allocated to EPS performance. In addition, quantitative financial performance goals were established under the 2006 MIP for two executive officers based on the operating earnings of the business units over which they exercise direct management responsibility. For those executive officers, 5% of their target awards were allocated to net sales performance, 28.5% of their target awards were allocated to EPS performance and 66.5% of their target awards were allocated to business unit operating earnings performance. For 2006, CTS did not exceed its net sales performance goals as required to support a payout on the portion of awards allocated to that goal. CTS achieved its EPS performance goal at a level sufficient to support a payout on the portion of awards allocated to that goal. The Electronic Components and Electrocomponents business units exceeded their operating earnings goals. The Automotive Products and Electronics Manufacturing Solutions business units did not attain the threshold performance level. Executive officers satisfactorily completed individual performance goals. The Compensation Committee exercised its discretion to adjust the portion of executive officer awards based on net sales downward to 0% of the target award allocated to that goal. The Compensation Committee recognized expenses related to succession planning for the Chief Executive Officer position as a condition that was outside the control of executives and that adversely affected EPS in 2006. The Compensation Committee exercised its discretion to adjust the portion of executive officer awards based on EPS downward to 128% of the target award allocated to that goal. The Compensation Committee exercised its discretion to adjust the portion of executive officer awards based on the operating earnings of business units that did not reach the performance threshold downward to 0% of the target award allocated to that goal.

In March 2007, the Compensation Committee approved the terms of the MIP for fiscal year 2007 subject to approval of the CTS Corporation 2007 Management Incentive Plan by the shareholders. The terms of the MIP for 2007 establish quantitative financial performance goals based on CTS’ EPS and/or the operating earnings of specific business units.

Performance-Based Equity Compensation:  In 2007, the Compensation Committee established terms applicable to performance-based equity compensation awards for fiscal year 2007 under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The awards serve to promote multiple objectives which include encouraging strong financial performance, retaining talented executives and aligning compensation with shareholder interests. Depending upon the level of CTS’ achievement of net sales and free cash flow in fiscal year 2007, an executive officer may receive a restricted stock unit award of up to 200% of a target award established for his position. Free cash flow is defined as the sum of cash flow from operating activities and proceeds from the sale of assets, less capital expenditures. The selection of performance goals based on net sales and free cash flow targets is intended to create a focus on strategies which can drive long-term growth. Seventy percent of the target award is allocated to net sales and 30% of the target award is allocated to free cash flow. Each executive officer other than Mr. Schwanz is eligible for an equity-based incentive award. The opportunity to receive an award will replace the portion of the executive’s annual compensation that was provided in the form of stock options in prior years. The awards are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The performance goals and target awards were established by the Compensation Committee at its meeting in February 2007. Restricted stock units for achievement of the performance goals will be issued in 2008 following certification of 2007 fiscal year results by CTS’ independent auditors. Performance restricted stock units issued under the plan will cliff-vest on December 31, 2010.

Time-based Equity Compensation:  CTS believes that stock ownership and equity-based compensation are valuable tools for motivating employees to improve CTS’ long-term performance. CTS also believes that equity grants are an effective way to align executive and shareholder interests, because a significant amount of an executive’s potential income is directly tied to enhanced shareholder value. CTS, historically, used two forms of time-based long-term equity compensation, restricted stock awards and stock options. Prior to 2004 the Compensation Committee granted restricted stock along with an associated cash bonus under the terms of the 1988 Restricted Stock and Cash Bonus Plan. Under that plan, executives received grants of restricted stock vesting in installments over five years together with a cash bonus equal to the fair value of the stock on the vesting date. The Compensation Committee also historically awarded incentive stock options and non-qualified stock options to executives under the terms of various shareholder-approved option plans. Since shareholder approval of the CTS Corporation 2004 Omnibus Long-term Incentive Plan, the Committee has granted restricted stock units in place of the restricted stock and cash bonus grants. In anticipation of changes in the equity compensation expensing rules, CTS’ prior practice of granting options to a broad group of management employees was discontinued under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. Since 2004, only executive officers and general managers, whose contributions are likely to have a direct impact on stock price, have received option grants. The Compensation Committee generally has granted named executive officers stock options in the form of incentive stock options to the extent permitted by Section 422 of the Internal Revenue Code. The value of restricted stock units and stock options granted has been based upon consideration of peer benchmarks for equity grants to executives in similar positions. The value of equity grants made to executive officers by CTS falls below the fiftieth percentile of benchmark companies.

The Compensation Committee considers equity grants as part of its review of annual executive compensation. In recent years, the Compensation Committee has generally met in June to conduct this review. This meeting is part of the regular board and committee meeting calendar and the date is generally set at least one year in advance. In 2006, the Compensation Committee granted options to executive officers other than the Chief Executive Officer and recommended an option grant for the Chief Executive Officer that was approved by the full Board of Directors. The number of options granted was determined by the Compensation Committee based on peer data obtained from Equilar and Towers Perrin as discussed above under the caption “Benchmarking and Consultants” and provided to the Compensation Committee by management. The Compensation Committee has not delegated authority to make option grants to any member of management. The terms of the option grants made in 2006 and in prior years provide that the exercise price will be the closing price of CTS stock on the New York Stock Exchange on the date of the Compensation Committee meeting. CTS does not have a program or policy to coordinate option grants to its executives with the release of material non-public information. The terms of the option grants typically provide for vesting in installments over a four-year period.

Restricted stock unit awards under the CTS Corporation 2004 Omnibus Long-term Incentive Plan are provided to executives as well as a broader group of management employees. The Compensation Committee generally considers restricted stock unit awards as part of its review of annual executive compensation in June. The Committee grants restricted stock unit awards to executive officers, other than the Chief Executive

Officer, and general managers. The Compensation Committee recommends a restricted stock unit grant for the Chief Executive Officer that is approved by the full Board of Directors. Restricted stock unit awards distribute to the recipient one share of CTS common stock for each unit upon vesting. Most of these awards vest in equal installments over five years. For new hires or to recognize significant individual contributions, the Compensation Committee may grant individual restricted stock unit awards to executive officers at different times during the year and may use alternative vesting schedules or distribution options. In addition, the Compensation Committee delegates authority to the Chief Executive Officer and Senior Vice President Administration to grant a certain number of restricted stock unit awards to employees who are not executive officers.

In June 2006, the Compensation Committee awarded restricted stock units vesting over a five-year term to each executive officer, other than Mr. Schwanz, based on the recommendation of management. Management based its recommendations on the number of units to be awarded on peer data obtained from Equilar and Towers Perrin as discussed under the caption “Benchmarking and Consultants” above. At its June meeting, the Compensation Committee deferred consideration of Mr. Schwanz’s restricted stock unit grant for 2006 until later in the year in order to consider the grant in the context of negotiating Mr. Schwanz’s employment agreement. In September 2006, based on information provided by management and following review of Mr. Schwanz’s compensation package by its consultant, Mercer Human Resource Consulting, the Compensation Committee approved an award of 35,000 restricted stock units to Mr. Schwanz to vest one year from the grant date.

CTS believes that the general practice of deferred vesting of equity grants over several years further helps to align the interests of executives with shareholders, as the value of the deferred (unvested) portion of the grant depends directly on CTS’ stock price. CTS also believes that deferred vesting helps in the retention of executives, as the terms of option grants provide that employees lose unvested grants if they leave employment with CTS prior to qualified retirement, and the terms of restricted stock unit grants provide that unvested grants are forfeited in the event of termination, including retirement.

Retirement Benefits:  CTS’ retirement plans are designed to provide a competitive level of retirement benefits necessary to attract and retain executive talent. Retirement benefits encourage executive retention to the extent that executives are rewarded with increased benefits for extending their terms of service. CTS offers both a 401(k) plan and a defined benefit plan to current executives. Participation in the 401(k) plan is voluntary and is open to substantially all U.S.-based CTS employees. Under the terms of the plan which are applicable to named executive officers and other employees hired on or before March 31, 2006, CTS matches an employee’s contributions $.50 for every dollar, up to 6% of annual salary, subject to limitations under the Internal Revenue Code. Each Named Executive Officer participates in both a qualified defined benefit plan and a supplemental executive retirement plan. The terms of these plans are discussed on pages 31 and 32 under the caption “Pension Benefits”. CTS has closed the qualified defined benefit plan to new entrants and does not anticipate that new executives that join CTS in the future will earn benefits under the plan.

The purpose of the supplemental executive retirement plans is to restore retirement benefits the executive would otherwise have earned under the qualified defined benefit plan in the absence of limitations under the Internal Revenue Code and to provide a competitive level of retirement benefits. Benefits earned under a supplemental executive retirement plan are not funded by CTS and are not insured by the Pension Benefit Guaranty Corporation. The supplemental executive retirement plans provide that benefits are payable at the same time and in the same manner as benefits are paid under the qualified defined benefit plan. This provision does not comply with Section 409A of the Internal Revenue Code which applies a 20% excise tax to certain forms of non-qualified deferred compensation. This type of provision is, however, eligible for transition relief through December 31, 2007. In accordance with final regulations under Section 409A of the Internal Revenue Code, the Compensation Committee intends to address the payment provisions of the supplemental executive retirement plans prior to December 31, 2007.

Under the terms of the CTS qualified defined benefit plan, annual incentive compensation counts toward determining the sum of average earnings used in the benefit calculation. Under the supplemental executive retirement plans, one-half of the value of an installment of restricted stock units on the vesting date is considered in the sum of average earnings used in the benefit calculation. Retirement benefits, therefore, are directly affected by earned incentive compensation and the growth in stock value. This relationship further helps align executive interests with shareholder interests.

Other Compensation:  CTS provides a limited set of perquisites and other compensation in order to attract and retain executive talent. Other compensation for named executive officers includes a quarterly cash perquisite allowance for non-reimbursed travel expenses, reimbursement for financial planning services, reimbursement for tax preparation services and reimbursement for an executive physical. In addition, Donald R. Schroeder receives a temporary living allowance to compensate him for the increased cost of living associated with his relocation from Indiana to California in order to assume responsibility for a newly acquired subsidiary. Other compensation also includes CTS’ matching contribution to the 401(k) Plan, and imputed income on life insurance benefits.

Health and Welfare Benefits:  Named executive officers are eligible to participate in a standard set of health and welfare benefits, including medical and dental insurance, life insurance, disability insurance, and health care and dependent care reimbursement accounts. The same terms of participation that apply to salaried employees generally govern the participation of Named Executive Officers in these benefits.

Agreements with Executive Officers.  CTS has change-in-control severance agreements with each of the named executive officers as discussed under the caption “Potential Payments Upon Termination or Change-in-Control” on pages 32 through 34. The purpose of these agreements is to retain executives and encourage them to focus on corporate interests during times of change and uncertainty. CTS has employment agreements with its Chief Executive Officer as discussed under the caption “Employment Agreement with Donald K. Schwanz” on page 26. CTS also has an employment agreement with its Chief Financial Officer as discussed under the caption “Employment Agreement with Vinod M. Khilnani” on page 27. These agreements provides assurances to and promote the retention of the executives in these key positions. CTS does not have written employment agreements with any other executive officers.

Policy on Recovery of Awards.  The CTS Corporation 2007 Management Incentive Plan being submitted for shareholder approval includes a provision to address recoupment of incentive awards in the event of financial restatements. The plan provides that if the Board of Directors learns of any intentional misconduct by a plan participant which contributes to CTS having to restate its financial statements, the Board may require that individual to reimburse CTS for the difference between any award he or she received and the amount of the award he or she would have received based on the financial results as restated.

Stock Ownership Guidelines.  The Board of Directors has adopted Stock Ownership Guidelines, which are administered by the Compensation Committee. The Stock Ownership Guidelines define expected stock ownership levels for executive officers, general managers and non-employee directors. The intent of the guidelines is to require executives and directors to maintain a significant equity stake in CTS. The Stock Ownership Guidelines provide that executives and directors are expected to retain at least 75% of their share units until threshold ownership levels have been attained and at least 25% of any equity awards received from CTS once they have achieved the threshold levels. To avoid placing an undue tax or cash flow burden on the individual, threshold levels are established based on the premise that they will be attainable through retention of equity awards over five years. Threshold levels for named executive officers range from 100,000 share units to 30,000 share units. Share units include shares of CTS common stock, shares subject to vested options, non-vested restricted stock and non-vested restricted stock units. The Stock Ownership Guidelines are administered by the Compensation Committee. The Compensation Committee may reduce future awards to executives who fail to comply with the guidelines.

Deductibility of Certain Executive Compensation.  Section 162(m) of the Internal Revenue Code caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. In developing and implementing executive compensation policies and programs, the Compensation Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. Consistent with this policy, the

Compensation Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. Cash incentives under the MIP and performance stock unit awards under the CTS Corporation 2004 Omnibus Long-term Incentive Plan are designed to qualify as performance-based compensation, one of the exceptions to the $1,000,000 cap. Compensation from the exercise of stock options is generally excluded from the $1,000,000 cap. Compensation from the lapse of restrictions on restricted stock and the vesting of time-based restricted stock units, however, is subject to the cap. While it is the general intention of the Compensation Committee to meet the requirements for deductibility, the Compensation Committee may approve payment of compensation in excess of the $1,000,000 cap.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the CTS Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CTS’ Annual Report on Form 10-K and this proxy statement on Schedule 14A.

CTS CORPORATION 2006 COMPENSATION COMMITTEE

Thomas G. Cody, Chairman	Robert A. Profusek
Roger R. Hemminghaus	Patricia K. Vincent

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

							Change in
							Pension
						Non-	Value and
						Equity	Non-
						Incentive	Qualified
				Stock	Option	Plan	Deferred	All Other
Name and Principal		Salary	Bonus(2)	Award(s)	Awards	Compensation	Compensation	Compensation	Total
Position (1)	Year	($)	($)	($)(3)	($)(4)	($)(5)	Earnings (6)	($)(7)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Donald K. Schwanz Chairman, President and Chief Executive Officer	2006	766,022	62,346	484,770	404,454	735,381	893,438	48,782	3,395,193
Vinod M. Khilnani, Senior Vice President and Chief Financial Officer	2006	357,808	54,550	280,254	106,600	228,997	120,393	23,842	1,172,444
Donald R. Schroeder, Executive Vice President and President of CTS Electronics Manufacturing Solutions	2006	316,715	31,830	169,994	127,048	60,809	375,497	117,448	1,199,341
H. Tyler Buchanan, Senior Vice President	2006	252,021	38,998	170,970	52,400	97,532	278,990	31,526	922,437
Richard G. Cutter, Vice President, Secretary and General Counsel	2006	238,942	23,187	132,039	79,801	137,631	107,900	33,522	753,022

(1)	The persons named in this table are referred to as the Named Executive Officers.

(2)	Amounts represent cash payments in connection with lapse of transfer restrictions on restricted shares issued under the 1988 Restricted Stock and Cash Bonus Plan.

(3)	Assumptions made in the valuation of restricted stock units are set forth in Note J to CTS’ Consolidated Financial Statements as reported in CTS Annual Report on Form 10-K for the year ended December 31, 2006.

(4)	Assumptions made in the valuation of stock options are set forth in Note J to CTS’ Consolidated Financial Statements as reported in CTS Annual Report on Form 10-K for the year ended December 31, 2006.

(5)	Amounts earned under the 2006 Management Incentive Plan.

(6)	Change in pension value is based on the difference between the estimated present value of each Named Executive Officers’ accrued benefit as of December 31, 2006 and the estimated present value of his accrued benefit as of December 31, 2005, with respect to Mr. Schwanz, under the CTS Corporation Pension Plan and his Individual Excess Benefit Retirement Plan, and with respect to each other Named Executive Officer, under the CTS Corporation Pension Plan and the CTS Corporation 2003 Excess Benefit Retirement Plan. Calculations are made based on the assumptions described under the caption “Pension Benefits” on pages 31 and 32. These amounts do not include any above-market or preferential earnings on non-qualified deferred compensation.

(7)	Amounts in this column for 2006 reflect the following perquisites and personal benefits:

(i)	for Mr. Schwanz, a cash perquisite allowance, financial planning services, executive physical services, tax preparation services.

(ii)	for Mr. Khilnani, a cash perquisite allowance.

(iii)	for Mr. Schroeder, an $80,400 temporary living allowance, a cash perquisite allowance, financial planning services, tax preparation services and an executive physical.

(v)	for Mr. Buchanan, a cash perquisite allowance, financial planning services and tax preparation services.

(vi)	for Mr. Cutter, a cash perquisite allowance, tax preparation services and an executive physical.

2006 Grants of Plan-Based Awards

						All
						Other	All Other
						Stock	Option
						Awards:	Awards:
						Number	Number of
			Estimated Possible Payouts Under			of	Securities	Exercise or	Grant
			Non-Equity Incentive Plan Awards			Shares	Under-	Base Price	Date Fair
						of Stock	lying	of Option	Value of
			Threshold	Target	Maximum	or Units	Options	Awards	Stock and
Name	Grant Date		($)	($)	($)	(#)	(#)	($/Sh)	Option
(a)	(b)		(c)	(d)	(e)	(i)	(j)	(k)	Awards
Donald K. Schwanz
2006 Management Incentive Plan			0	574,516	1,149,033
2004 Omnibus Long-Term Incentive Plan	09/13/2006	(1)				35,000			505,400
2004 Omnibus Long-Term Incentive Plan	06/07/2006						32,000	$13.68	192,915
Vinod M. Khilnani
2006 Management Incentive Plan			0	178,904	357,808
2004 Omnibus Long-Term Incentive Plan	06/07/2006					15,500			212,040
2004 Omnibus Long-Term Incentive Plan	06/07/2006						11,000	$13.68	66,315
Donald R. Schroeder
2006 Management Incentive Plan			0	158,358	316,715
2004 Omnibus Long-Term Incentive Plan	06/07/2006					14,000			191,520
2004 Omnibus Long-Term Incentive Plan	06/07/2006						9,000	$13.68	54,257
H. Tyler Buchanan
2006 Management Incentive Plan			0	126,011	252,021
2004 Omnibus Long-Term Incentive Plan	06/07/2006					12,000			164,160
2004 Omnibus Long-Term Incentive Plan	06/07/2006						7,000	$13.68	42,200
Richard G. Cutter
2006 Management Incentive Plan			0	107,524	215,048
2004 Omnibus Long-Term Incentive Plan	06/07/2006					11,500			157,320
2004 Omnibus Long-Term Incentive Plan	06/07/2006						6,500	$13.68	39,186

(1)	In June 2006, the Compensation Committee deferred consideration of a restricted stock unit grant recommendation for Mr. Schwanz until review of his employment agreement was completed. Following discussion of Mr. Schwanz’s employment agreement and anticipated retirement, the Committee recommended a restricted stock unit award with a one-year vesting period for Mr. Schwanz which was approved by the Board of Directors in September 2006.

Employment Agreement with Donald K. Schwanz.  On December 6, 2006, CTS entered into a new employment agreement with Mr. Schwanz. Mr. Schwanz’ prior agreement expired on October 1, 2006. The new agreement provides for Mr. Schwanz’s continued employment through December 31, 2007 (the “Term”). During the Term, Mr. Schwanz will continue to receive his annual base salary of $779,300, subject to review and increase by the Board of Directors, and shall be eligible for a target annual bonus of 75% of annual base salary. Upon termination of the agreement, Mr. Schwanz will be retained by CTS as a consultant for a term of eighteen months, with consulting fees at an annual rate of $175,000. If CTS terminates Mr. Schwanz’s employment without cause or Mr. Schwanz terminates his employment for good reason (each as defined in the agreement) prior to expiration of the Term, Mr. Schwanz will receive lump sum severance payments equal to the value of the salary, annual bonus, perquisites, restricted stock and cash bonus awards, and the increase in actuarial value of retirement benefits that would have been earned by Mr. Schwanz if his employment had continued through December 31, 2007. In addition, upon the termination of Mr. Schwanz’s employment by CTS without cause or by Mr. Schwanz for good reason during the Term, the vesting of any restricted stock units which would otherwise have vested during the Term will be accelerated. CTS’ obligations to make payments upon a termination without cause or for good reason are subject to Mr. Schwanz’s compliance with certain on-going obligations and the delivery of a release of claims to CTS. The Agreement contains non-compete, confidentiality, non-solicitation, non-disparagement and work-made-for-hire clauses. On December 6, 2006, the Board of Directors also adopted a non-qualified individual excess benefit retirement plan for the benefit of Mr. Schwanz the terms of which are described under the caption “Pension Benefits” on pages 31 and 32.

As reported in CTS’ Current Report on Form 8-K filed on December 8, 2006. Mr. Schwanz has expressed his desire to retire as Chairman and CEO. The Board of Directors is engaged in an active succession planning process and would expect to announce a successor in the near term.

Employment Agreement with Vinod M. Khilnani.  On October 4, 2005, CTS entered into an employment agreement with Mr. Khilnani. The term of the agreement is four years. The agreement provides that if CTS terminates Mr. Khilnani’s employment without cause (as defined in the agreement) within two years after the time a successor CEO to Mr. Schwanz is appointed, CTS will provide Mr. Khilnani with compensation, equal to his current base salary and his target incentive compensation for the calendar year prior to termination, for a period of two years following his termination date. Termination of his employment under any other circumstances, including death, disability, voluntary termination or termination by CTS for cause (as defined in the agreement), will terminate the employment agreement without the payment of benefits under this employment agreement. Mr. Khilnani agrees to provide at least three months notice if he elects to voluntarily terminate employment and six months notice if he elects to retire. Mr. Khilnani agrees to refrain from solicitation of CTS employees for a period of five years following termination. In the event Mr. Khilnani is eligible to receive greater benefits under another agreement or policy, he may elect to receive such benefits in lieu of benefits under his employment agreement. Benefits received under the employment agreement will be reduced by any benefits received under another agreement or policy.

Compensation Arrangements.  CTS does not have employment agreements with any executive officers, other than Mr. Schwanz and Mr. Khilnani. Annual base salary for each named executive officer, other than Mr. Schwanz, is determined by the Compensation Committee of the Board of Directors. Mr. Schwanz’s annual base salary is determined by the Board of Directors based on a recommendation by the Compensation Committee. The annual salaries for named executive officers set in 2006 were as follows: Donald K. Schwanz — $779,300; Vinod M. Khilnani — $364,000; Donald R. Schroeder — $322,200; H. Tyler Buchanan — $256,400; and Richard G. Cutter — $243,100. Other compensation arrangements in which named executive officers participate are discussed below.

Bonuses.  Amounts shown in the Bonus column in the Summary Compensation Table reflect cash payments under the CTS Corporation 1988 Restricted Stock and Cash Bonus Plan. Under that plan, recipients receive a cash award equal to the fair market value of each restricted share of CTS stock on the date the restrictions lapse. The plan provided for awards to vest over a five year period. No awards have been made under that plan since 2003 and the Compensation Committee has expressed its intent to make no future awards under this plan. Dividends are paid on restricted shares at the same rate applicable to non-restricted shares of CTS stock. The dividend amounts paid to named executive officers on restricted shares are reflected in the All Other Compensation column of the Summary Compensation Table.

Non-Equity Incentive Plan Compensation.  In 2006, each Named Executive Officer, along with other officers and key employees, participated in the 2006 Management Incentive Plan. The Compensation Committee adopted this annual cash incentive plan under the terms of the CTS Corporation Management Incentive Plan approved by the shareholders in 2002. Corporate-wide and strategic business unit quantitative financial performance goals were established for the 2006 fiscal year under the plan. Each participant was also assigned qualitative performance goals for the 2006 fiscal year which contributed to CTS’ financial performance. A target award was established for each participant based on a percentage of his base salary. The Compensation Committee established the performance goals and target awards for each named executive officer, other than Mr. Schwanz. The Board of Directors approved the performance goals and target award for Mr. Schwanz based on a recommendation by the Compensation Committee. The percentage of achievement of performance goals determined the percentage of the target award which each participant earned. Amounts shown in the Summary Compensation Table reflect awards based on achievement of net sales, earnings per share and/or business unit contribution to earnings per share goals. Determination of the achievement of quantitative performance goals was subject to the completion of the annual audit and certification of CTS’ 2006 fiscal year results by its independent auditors. CTS paid the awards to participants in the form of lump sum cash payments.

Equity-Based Compensation.  The Compensation Committee has historically awarded equity-based compensation to Named Executive Officers on an annual basis. In 2006, the Compensation Committee awarded the named executive officers, other than Mr. Schwanz, restricted stock units and stock options under the CTS Corporation 2004 Omnibus Long-term Incentive Plan. The Board of Directors approved the grant of stock options and restricted stock units to Mr. Schwanz under the CTS Corporation 2004 Omnibus Long-term Incentive Plan based on the recommendation of the Compensation Committee. Restricted stock unit awards distribute one share of CTS common stock for each unit upon vesting. The award recipient does not receive dividends or other rights related to CTS stock until vesting. Restricted stock units generally vest in 20% installments over a period of five years. Mr. Schwanz’s 2006 restricted stock unit grant is subject to a one-year vesting period. Non-vested restricted stock units are forfeited upon termination of employment, except in the case of death, disability, or change-in-control of the corporation which accelerate the vesting of restricted stock units. Stock options are granted on the date of the Compensation Committee and Board meetings approving the grants. Stock options are generally granted to Named Executive Officers as incentive stock options to the maximum extent permitted by Section 422 of the Internal Revenue Code. The exercise price under the options is the closing market price of CTS stock on the New York Stock Exchange on the date of the grant. Options generally vest in 25% installments over a period of four years. Non-vested options are forfeited upon termination of employment, except upon the occurrence of certain events. In the event of a change-in-control as defined under the severance agreements described on pages 32 through 34, the vesting of options is accelerated. In the event of death or disability, options continue to become exercisable in installments and may be exercised for a period of one-year following the event. In the event of qualified retirement, options continue to become exercisable in installments and may be exercised prior to the expiration date.

Proportion of Annual Salary and Bonus to Total Compensation.  Among the Named Executive Officers, salary and non-equity incentive plan compensation as a percent of total compensation ranges from approximately 31% to 50%. Differences in the change in pension value due to different levels of credited service contribute to the breadth of the range. Salary and non-equity incentive plan compensation as a percent of total compensation, excluding change in pension value, ranges from 45% to 60%. The range is further reduced by excluding Mr. Schroeder’s temporary relocation allowance. Excluding this item and change in pension value, salary and non-equity incentive plan compensation as a percent of total compensation ranges from 50% to 60%. CTS considers peer data on the mix of salary, short-term incentive and long-term incentive compensation for comparable positions in setting compensation levels.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards					Stock Awards
						Number of		Market Value
	Number of	Number of				Shares or		of Shares or
	Securities	Securities				Units of		Units of
	Underlying	Underlying		Option		Stock Held		Stock Held
	Unexercised	Unexercised		Exercise	Option	That Have		That Have
	Options	Options		Price	Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Donald K. Schwanz	0	32,000	(1)	13.68	6/06/2016	101,200	(5)	1,588,840
	12,500	37,500	(2)	11.11	6/07/2015	—		—
	18,500	18,500	(3)	11.04	6/08/2014	—		—
	54,000	18,000	(4)	9.78	6/11/2013	—		—
	47,013	0		7.70	7/30/2012	—		—
	100,000	0		14.02	9/30/2011	—		—
	35,000	0		23.00	4/17/2011	—		—
	50,000	0		44.875	1/16/2011	—		—
Vinod M. Khilnani	0	11,000	(1)	13.68	6/06/2016	71,700	(6)	1,125,690
	5,500	16,500	(2)	11.11	6/07/2015	—		—
	8,750	8,750	(3)	11.04	6/08/2014	—		—
	15,000	5,000	(4)	9.78	6/11/2013	—		—
	15,000	0		7.70	7/30/2012	—		—
	20,000	0		25.10	5/6/2011	—		—
Donald R. Schroeder	0	9,000	(1)	13.68	6/06/2016	40,683	(7)	638,723
	5,000	15,000	(2)	11.11	6/07/2015	—		—
	5,250	5,250	(3)	11.04	6/08/2014	—		—
	13,500	4,500	(4)	9.78	6/11/2013	—		—
	15,000	0		7.70	7/30/2012	—		—
	12,000	0		23.00	4/17/2011	—		—
	4,000	0		50.00	6/22/2010	—		—
H. Tyler Buchanan	0	7,000	(1)	13.68	6/06/2016	35,000	(8)	549,500
	2,000	6,000	(2)	11.11	6/07/2015	—		—
	4,000	4,000	(3)	11.04	6/08/2014	—		—
	13,500	4,500	(4)	9.78	6/11/2013	—		—
	12,000	0		7.70	7/30/2012	—		—
	8,000	0		23.00	4/17/2011	—		—
	3,000	0		50.00	6/22/2010	—		—
	5,000	0		46.00	10/19/2009
	6,000	0		33.625	06/23/2009
Richard G. Cutter	0	6,500	(1)	13.68	6/06/2016	32,000	(9)	502,400
	2,425	7,275	(2)	11.11	6/07/2015	—		—
	3,600	3,600	(3)	11.04	6/08/2014	—		—
	11,100	3,400	(4)	9.78	6/11/2013	—		—
	8,000	0		7.70	07/30/2012	—		—
	8,000	0		23.00	04/17/2011	—		—
	3,000	0		50.00	6/22/2010	—		—

(1)	Award granted on June 7, 2006 vests in 25% installments each year commencing on June 7, 2007.

(2)	Award granted on June 8, 2005 vests in 25% installments each year commencing on June 8, 2006.

(3)	Award granted on June 9, 2004 vests in 25% installments each year commencing on June 9, 2005.

(4)	Award granted on June 12, 2003, final installment vests on June 12, 2007.

(5)	1,600 restricted shares will vest on July 31, 2007; 2,000 restricted shares will vest on June 12, 2007 and 2008; 8,200 restricted stock units will vest on June 9, 2007, 2008 and 2009; 9,000 restricted stock units will vest on June 8, 2007, and 27,000 restricted stock units will vest on December 30, 2007; 35,000 restricted stock units will vest on September 13, 2007.

(6)	1200 restricted shares will vest on July 31, 2007; 600 restricted shares will vest on January 31, 2007 and 2008; 1400 restricted shares will vest on June 12, 2007 and 2008, 3600 restricted stock units will vest on June 9, 2007, 2008 and 2009; 3800 restricted stock units will vest on June 8, 2007, 2008, 2009 and 2010; 3100 restricted stock units will vest on June 7, 2007, 2008, 2009, 2010 and 2011; 25,000 restricted stock units will vest on October 4, 2009.

(7)	1083 restricted shares will vest on July 31, 2007; 1200 restricted shares will vest on June 12, 2007 and 2008; 3200 restricted stock units will vest on June 9, 2007, 2008 and 2009; 3400 restricted stock units will vest on June 8, 2007, 2008, 2009 and 2010; 2800 restricted stock units will vest on June 7, 2007, 2008, 2009, 2010 and 2011.

(8)	883 restricted shares will vest on July 31, 2007; 1000 restricted shares will vest on June 12, 2007 and 2008; 2600 restricted stock units will vest on June 9, 2007, 2008 and 2009; 2600 restricted stock units will vest on June 8, 2007, 2008, 2009 and 2010. 2300 restricted stock units will vest on June 7, 2007, 2008, 2009, 2010 and 2011.

(9)	500 restricted shares will vest on July 31, 2007; 200 shares vested on January 31, 2007 and 200 will vest on January 31, 2008; 1,000 restricted shares will vest on June 12, 2007 and 2008; 2,400 restricted stock units will vest on June 9, 2007, 2008 and 2009; 2,600 restricted stock units will vest on June 8, 2007, 2008, 2009 and 2010; and 2,300 restricted stock units will vest on June 7, 2007, 2008, 2009, 2010, 2011.

2006 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	Upon Exercise	on Vesting	on Vesting
Name of Executive Officer	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Donald K. Schwanz	12,987	103,636	21,800	$299,346	(1)
Vinod M. Khilnani	—	—	11,400	$156,518	(2)
Donald R. Schroeder	—	—	8,883	$122,774	(3)
H. Tyler Buchanan	—	—	8,400	$116,166	(4)
Richard G. Cutter	—	—	6,700	$92,083	(5)

(1)	Includes $62,346 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(2)	Includes $54,550 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(3)	Includes $31,830 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(4)	Includes $38,998 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

(5)	Includes $23,187 in market value of shares vesting under the 1988 Restricted Stock and Cash Bonus Plan. An equal amount was paid as a cash bonus upon vesting.

2006 Pension Benefits

		Number of		Present
		Years		Value of	Payments
		Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)		($)	($)
(a)	(b)	(c)		(d)	(e)
Donald K. Schwanz	CTS Corporation Pension Plan	6.56		475,057	0
	CTS Corporation Individual Excess Benefit Retirement Plan	11.34	(1)	1,932,357	0
Vinod M. Khilnani	CTS Corporation Pension Plan	5.78		106,592	0
	CTS Corporation 2003 Excess Benefit Retirement Plan	5.78		185,894	0
Donald R. Schroeder	CTS Corporation Pension Plan	34.44		1,291,212	0
	CTS Corporation 2003 Excess Benefit Retirement Plan	34.44		898,192	0
H. Tyler Buchanan	CTS Corporation Pension Plan	29.78		600,813	0
	CTS Corporation 2003 Excess Benefit Retirement Plan	29.78		406,753	0
Richard G. Cutter	CTS Corporation Pension Plan	7.56		177,211	0
	CTS Corporation 2003 Excess Benefit Retirement Plan	7.56		166,669	0

(1)	The additional 4.78 years of service credited to Mr. Schwanz under the CTS Corporation Individual Excess Benefit Retirement Plan increases the present value of his estimated normal retirement annual benefit by $1,043,399 based on the assumption that he takes his benefit as a lump sum calculated as of December 31, 2006.

Pension Benefits.  The CTS Corporation Pension Plan is a tax-qualified defined benefit plan. The pension plan requires participants to complete five years of vesting service in order to be eligible for a benefit. Each of the Named Executive Officers has completed the required vesting service. The benefit formula is 1.25% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay, multiplied by a participant’s credited service to arrive at a monthly benefit. For calculation purposes, pay includes amounts reported in the salary, bonus, and non-equity incentive plan columns of the Summary Compensation Table. Benefits under the pension plan are not subject to any deduction for social security or other offsets. Normal retirement age under the pension plan is age 65. Participants with five years of credited service may elect an early retirement benefit at age 55. Mr. Schwanz, Mr. Schroeder, Mr. Buchanan and Mr. Cutter are currently eligible to elect early retirement. Early retirement benefits are reduced by .25% for each month that the participant may receive a benefit between the ages of 55 and 65. The normal form of benefit under the pension plan is a single life annuity. Married participants receive a reduced benefit under a joint and 50% survivor annuity absent spousal consent to waive this benefit.

Section 415(b)(1) of the Internal Revenue Code, placed a limit of $175,000 for 2006 on the amount of annual pension benefits that may be paid from a tax-qualified plan. Section 401(a)(17) of the Internal Revenue Code limits the amount of annual compensation that may be taken into account in calculating a benefit under a tax-qualified plan to $220,000 for 2006. The pension plan includes a supplemental benefit for named participants, including each of the Named Executive Officers, that allows for payment of benefit amounts, to the extent permitted by the Code in excess of the benefit amounts that would be permitted by those provisions.

In connection with entering into a new employment agreement with Mr. Schwanz in 2006, the Board of Directors adopted a non-qualified individual excess benefit retirement plan for the benefit of Mr. Schwanz. Mr. Schwanz’ benefit under the Individual Excess Benefit Retirement Plan replaces the benefit Mr. Schwanz had accrued under the CTS Corporation 2003 Excess Benefit Retirement Plan, referred to as the SERP, in which the other Named Executive Officers participate, as discussed below. Consistent with his benefit under the SERP, the Individual Excess Benefit Retirement Plan provides that upon retirement Mr. Schwanz will receive a supplemental retirement benefit equal to the difference between the benefit that he receives under the pension plan and the benefit he would receive under the pension plan if restrictions imposed on the calculation of benefits under tax-qualified plans were disregarded, early retirement reduction factors were eliminated, 50% of the fair market value of restricted stock units which vest during the three highest pay calendar years were included in the pay calculation and credited service earned after June 30, 2002 was multiplied by two. Under the SERP, benefits are payable at the time and in the manner elected by the participant under the pension plan. This payment provision, however, does not comply with Section 409A of the Internal Revenue Code. Therefore, the Individual Excess Benefit Retirement Plan provides that Mr. Schwanz will receive the actuarial present value of the supplemental retirement benefit calculated as described above. The actuarial present value of the benefit is payable as a single lump sum cash payment from the general assets of CTS in the seventh month following Mr. Schwanz’s separation from service. The actuarial present value is determined using the actuarial assumptions employed under the pension plan for determining lump sum cashouts in the Plan Year during which Mr. Schwanz’s separation from service occurs. Mr. Schwanz will receive interest on the lump sum amount for the period between his separation from service and its payment at an interest rate equal to the lump sum interest rate assumption used to calculate the lump sum amount.

Each named executive officer other than Mr. Schwanz participates in the SERP. The SERP is an unfunded supplemental retirement plan that provides that the participant will receive a benefit equal to the difference between his actual benefit under the pension plan and the benefit that would have been payable under the pension plan without regard to the limits on tax-qualified plans as described above. Each participant’s SERP benefit is enhanced by increasing the percentage of compensation included in the benefit formula by 0.1% for each full year of participation in the SERP to a maximum of 1.75% of average monthly pay during the three calendar years of the participant’s last ten calendar years of service in which the participant received the highest pay. The SERP benefit is further enhanced by including 50% of the fair market value of restricted stock units which vest during the three highest pay calendar years in the calculation of pay. Benefits under the SERP are payable at the same time and in the same form as the participant elects under the pension plan. As discussed above, this payment provision does not comply with Section 409A of the Internal Revenue Code, but is eligible for transition relief through December 31, 2007. The Compensation Committee intends to review the SERP and take such actions as may be necessary to bring its payment provisions into compliance with Section 409A prior to December 31, 2007.

Present value calculations for Mr. Schwanz are based on commencement of benefits as of December 31, 2006, because normal retirement age is not defined by the Individual Excess Benefit Retirement Plan and his benefit under that plan is not reduced for early commencement of benefits. The present value of Mr. Schwanz’s benefit under the Individual Excess Benefit Retirement Plan is based on a lump sum payment. The present value of Mr. Schwanz’s benefit under the pension plan is based on a single life annuity and reflects reductions for early commencement. Present value calculations for each of the other Named Executive Officers assume a single life annuity commencing at age 65. Actuarial assumptions used in these calculations are set forth in Note I to CTS’ Consolidated Financial Statements as reported in CTS’ Annual Report on Form 10-K for the year ended December 31, 2006, except pre-retirement decrements are not reflected.

Potential Payments Upon Termination or Change-in-Control.  Each of the active Named Executive Officers has executed a severance agreement with CTS, which becomes operative only upon a change-in-control of CTS. Change-in-control is defined as:

•	the acquisition by any entity of 25% or more of CTS’ voting stock, subject to certain exceptions;

•	the incumbent board members ceasing to constitute a majority of the board;

•	a reorganization, merger, consolidation, or sale of all or substantially all of CTS’ assets, subject to certain exceptions; or

•	the approval by CTS’ shareholders of a complete liquidation or dissolution of CTS, subject to certain exceptions.

A Named Executive Officer is entitled to severance compensation if within three years of a change-in-control, he terminates his employment for good reason or his employment is terminated by CTS or its successor for any reason other than cause, disability or death. Good reason is defined as:

•	the failure to maintain the executive in his office or position or an equivalent or better office or position;

•	a significant adverse change in the nature of the executive’s duties, a reduction in the executive’s base or incentive pay or an adverse change in any employee benefits, (including for example, welfare benefits, equity awards, incentive compensation or retirement benefits);

•	the executive’s good faith determination that as a result of a change in circumstances following the change-in-control, he is unable to carry out or has suffered a substantial reduction in the duties he had prior to the change-in-control;

•	a successor entity’s failure to assume all obligations of CTS under the severance agreement;

•	CTS or its successor moves the executive’s principal work location by more than 35 miles or requires him to travel at least 20% more;

•	CTS or its successor commits any material breach of the change-in-control agreement; or

•	CTS stock ceases to be publicly traded or listed on the New York Stock Exchange.

Severance compensation includes:

•	a lump sum equal to three times the sum of the greater of the executive’s base salary at the time of the change in control or his average base salary over the three years prior to termination plus the greater of his average incentive pay over the three years prior to the change in control or his target incentive pay for the year in which the change-in-control occurred;

•	continued participation for 36 months following termination in welfare benefit plans and similar benefit programs, or if continued participation cannot be provided under the terms of those plans, payment for welfare benefits, provided that the obligation to provide welfare benefits will be reduced to the extent benefits are provided by another employer;

•	a lump sum payment equal to the increase in actuarial value of the benefits under CTS’ qualified and supplemental retirement plans that the executive would have received had he remained employed for 36 months following his termination date;

•	a lump sum payment ($105,000 for Mr. Schwanz and $67,500 for the other Named Executive Officers) in lieu of any perquisites the executive would otherwise have been provided;

•	up to $30,000 for outplacement services;

•	reimbursement of legal, tax and estate planning expense related to the severance agreement;

•	reimbursement of relocation expenses incurred during the 36 month period following termination;

•	a lump sum payment equal to his target incentive pay for the year in which the termination occurs, prorated based on his number of months of actual service during the year; and

•	accelerated vesting, exercise rights and lapse of restrictions on all equity-based compensation awards.

In addition, if any payments made to the Named Executive Officer are subject to excise tax under Section 4999 of the Code, he will receive an additional payment to put him in the same after-tax position as if no excise tax had been imposed.

Severance compensation must be paid by CTS or its successor. Lump sum payments of severance compensation are to be made within five days of the termination date, provided that interest will accrue at the prime rate then in effect on payments which are not made at that time. Payment of severance compensation under the change-in-control agreement will be reduced to the extent of any corresponding payments under any other agreement. To the extent that the executive receives severance benefits under the Agreement, the executive may not, for a period of one-year following his termination date, participate in the management of any business which engages in substantial and direct competition with CTS or its successor. In September 2005, CTS notified each of the Named Executive Officers that his severance agreement would not automatically renew on January 1, 2006. Therefore, each agreement will expire on December 31, 2007.

Assuming that a change-in-control event occurred and the Named Executive Officer was terminated without cause on December 29, 2006, the estimated severance compensation provided to each Named Executive Officer is as follows:

					Perquisites
	Vesting of	Vesting of			Outplacement
	Non-Vested	Non-Vested	Pension	Welfare	Tax/Estate		Pro Rata
	Stock	Restricted	Benefit	Benefit	Planning &		Target	Excise Tax
Name	Options	Stock & RSUs	Equivalent	Equivalent	Relocation	Severance	Incentive	Gross Up	Total
Donald K. Schwanz	429,535	1,676,760	1,879,137	43,624	265,000	4,061,449	*	2,846,408	11,201,913
Vinod M. Khilnani	168,331	1,207,330	384,209	42,780	227,500	1,687,267	178,904	1,192,381	5,088,702
Donald R. Schroeder	138,136	693,406	789,975	32,958	227,500	1,441,673	*	1,130,705	4,454,353
H. Tyler Buchanan	86,960	602,880	715,912	16,626	227,500	1,147,232	126,011	999,203	3,922,324
Richard G. Cutter	83,429	547,930	352,676	9,390	227,500	1,084,117	*	773,252	3,078,294

*	Retirement eligible employees would be entitled to a pro rata portion of their incentive awards under the terms of the incentive plan.

As discussed on page 26, under the caption “Employment Agreement with Donald K. Schwanz,” Mr. Schwanz’s employment agreement provides for certain compensation in the event of termination of his employment by CTS without cause or by Mr. Schwanz for good reason. In the event that Mr. Schwanz’s employment terminated as of December 31, 2006 under these circumstances, his estimated severance benefits under this Agreement would be $3,445,438. As discussed on page 27, under the caption “Employment Agreement with Vinod M. Khilnani,” Mr. Khilnani’s employment agreement provides for certain compensation in the event CTS terminates his employment without cause. In the event that Mr. Khilnani’s employment terminated as of December 31, 2006 under these circumstances, his estimated severance benefits under this Agreement would be $1,030,734.

2006 DIRECTOR COMPENSATION

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards(1)	Awards(2)	Total
Name	($)	($)	($)	$
(a)	(b)	(c)	(d)	(h)
Walter S. Catlow	82,500	32,499	5,866	120,865
Lawrence J. Ciancia	71,500	32,499	5,866	109,865
Thomas G. Cody	85,500	32,499	5,866	123,865
Gerald H. Frieling, Jr.	73,000	32,499	5,866	111,365
Roger R. Hemminghaus	81,000	32,499	5,866	119,365
Michael A. Henning	91,000	32,499	5,866	129,365
Robert A. Profusek	59,000	32,499	5,866	97,365
Patricia K. Vincent	62,000	32,499	3,684	98,183

(1)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2006 with respect to all stock awards to non-employee directors. On December 7, 2005, 2,500 restricted stock units were awarded to each non-employee director for 2006 service. The grant date fair value of each award was $30,100. On December 6, 2006, 2,100 restricted stock units were awarded to each non-employee director for 2007 service. The grant date fair value of each award was $32,172. Those awards vested on January 9, 2007 and were distributed upon vesting absent a deferral election by the director. Messrs. Catlow, Ciancia and Henning and Ms. Vincent elected to defer distribution until their retirement from the Board of Directors. The non-employee directors had no other non-vested stock awards outstanding at fiscal year-end.

(2)	Amounts in this column reflect the dollar amount of compensation expense recognized by CTS in 2006 with respect to all option awards to non-employee directors. Non-employee directors did not receive option awards in fiscal year 2006. The number of shares underlying options at fiscal year-end for each non-employee director, other than Ms. Vincent, was 10,800 exercisable and 3,200 unexercisable. The number of shares underlying unexercised options at fiscal year-end for Ms. Vincent was 1,600 exercisable and 1,500 unexercisable.

Director Compensation.  Employee directors receive no additional compensation for serving on the Board of Directors or Board Committees. Compensation for non-employee directors is determined by the Board of Directors based on recommendations by the Compensation Committee.

Non-employee directors receive the following fees for their service on the Board: annual board retainer — $30,000; annual retainer for each Audit Committee member — $5,000; annual retainer for each Compensation Committee member — $5,000; annual retainer for each Finance Committee member -$3,000, annual retainer for each Nominating and Governance Committee member — $3,000; additional annual retainer for Audit Committee Chairman — $5,000; additional annual retainer for Compensation Committee Chairman — $5,000; additional annual retainer for Finance Committee Chairman — $3,000; additional annual retainer for Nominating and Governance Committee Chairman — $3,000; meeting fee for each Board or Committee Meeting — $1,500. CTS established an ad hoc Leadership Continuity Committee in 2005. The annual retainer for each member is $4,000 and the additional annual retainer for the chairman is $4,000. All committee meetings, including special meetings called by committee chairmen, are compensated at the regular meeting fee rate. Special activity by the committee chairmen, as well as any special activity by another committee member that is requested or approved by a committee chairman, is also compensated at the regular meeting fee rate. CTS reimburses non-employee directors for reasonable travel expenses related to their performance of services and for director education programs.

CTS does not currently have a retirement plan for non-employee directors. In 1990, CTS adopted the Stock Retirement Plan for Non-Employee Directors. Under that plan, a deferred common stock unit account was established for each non-employee director. Through January 2004, 800 common stock units and additional units representing dividends on CTS common stock paid were credited annually to each non-employee director’s account. When a non-employee director retires from the Board, he or she receives one share of CTS common stock for each deferred common stock unit credited to his or her account. On December 1, 2004, the Board of Directors amended the plan to preclude crediting any additional units to the deferred common stock unit accounts. The number of deferred common stock units credited to each director’s account as of December 31, 2006 is shown in the Directors’ and Officers’ Stock Ownership table on page 15.

On December 1, 2004, each non-employee director received a grant of restricted stock units under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan equivalent to the number of deferred stock units which would have been credited to the director for 2004 service under the Stock Retirement Plan for Non-Employee Directors. Directors received the following restricted stock unit awards, Mr. Catlow — 839 ; Mr. Ciancia — 956; Mr. Cody — 845; Mr. Frieling — 983; Mr. Hemminghaus — 832; Mr. Henning — 831; Mr. Profusek — 845; Ms. Vincent - 807. Under the terms of this award, each non-employee director will receive one share of CTS common stock for each restricted stock unit upon retirement from the Board.

In 2002, the Board established a $30,000 annual stock-based compensation target for each non-employee director. Since 2005, the stock-based compensation target has been fulfilled by grants of restricted stock units. The grants provide directors with the opportunity to defer distribution of some or all of the restricted stock units until separation from service with the Board, a date certain or a series of dates according to a schedule. Non-employee directors do not receive dividends or other earnings on deferred restricted stock units. For 2006, the stock-based compensation target was achieved by awarding each non-employee director 2,500 restricted stock units under the CTS Corporation 2004 Omnibus Long-Term Incentive Plan. The awards were granted on December 7, 2005 and one share of common stock was distributed for each restricted stock unit absent a deferral election by the director. On December 6, 2006, each non-employee director received an award of 2,100 restricted stock units for 2007 service. The awards vested on January 9, 2007 and one share of common stock was distributed for each restricted stock unit, absent a deferral election by the director. The market value of these awards at fiscal year end was $32,970.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts pursuant to its written charter adopted by the Board of Directors, a copy of which was attached as Appendix A to the proxy statement for the 2006 Annual Meeting of Shareholders and may be obtained from CTS’ website at http://www.ctscorp.com/governance/ financecharter.htm. All members of the Audit Committee are financially literate and independent as defined in the New York Stock Exchange Corporate Governance Listing Standards.

The Audit Committee has reviewed and discussed with CTS management and Grant Thornton LLP, CTS’ independent registered public accounting firm, the audited consolidated financial statements of the company for 2006; has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1; and has discussed with the independent registered public accounting firm its independence. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the financial statements be included in CTS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

CTS CORPORATION 2006 AUDIT COMMITTEE

Michael A. Henning, Chairman	Walter S. Catlow
Lawrence J. Ciancia	Gerald H. Frieling, Jr.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CTS dismissed PricewaterhouseCoopers LLP as its independent registered public accounting firm on June 3, 2005. The decision was recommended and unanimously approved by CTS’ Audit Committee.

The reports of PricewaterhouseCoopers on CTS’ financial statements for the years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the years ended December 31, 2004 and 2003, and through June 3, 2005, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers would have caused PricewaterhouseCoopers to make reference thereto in its report on the CTS’ financial statements for such years. During the years ended December 31, 2004 and 2003, and through June 3, 2005, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

CTS appointed Grant Thornton as its new independent registered public accounting firm as of June 3, 2005. During the two prior fiscal years and through June 3, 2005, CTS did not consult with Grant Thornton regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on CTS’ financial statements, and Grant Thornton did not provide a written report or oral advice to CTS which Grant Thornton concluded was an important factor considered by CTS in reaching a decision as to the accounting, auditing or financial reporting issue, or (2) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) or Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Grant Thornton representatives will attend the Annual Meeting to be available to respond to appropriate questions by shareholders and to have the opportunity to make statements, if they desire. The following table presents fees for professional audit services and other services provided by Grant Thornton to CTS for the years ended December 31, 2006 and December 31, 2005.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee annually reviews audit and non-audit services proposed to be rendered by Grant Thornton during the fiscal year. The Audit Committee has delegated authority to the Audit Committee Chairman to grant pre-approval of services by the independent registered public accounting firm, provided that the Chairman reports on any such pre-approval decisions at the next scheduled meeting of the Audit Committee. None of the services rendered by Grant Thornton were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established under the rules of the Securities and Exchange Commission.

	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees	All Other Fees

2006	$2,683,759	$126,507	$0	$0
2005	$1,207,095	$0	$0	$0

(1)	For 2006, Audit Fees consist of fees and expenses billed by Grant Thornton for the audit of CTS’ 2006 financial statements. For 2005, Audit Fees consist of fees and expenses billed by Grant Thornton for the audit of CTS’ 2005 financial statements.

(2)	For 2006, Audit-related Fees consist of fees billed by Grant Thornton as follows: $50,000 for valuation issues, stock options and opening balance sheet review, $8,000 for review of an SEC comment letter and $68,507 for investigation services. Grant Thornton did not bill CTS for any Audit-related services in 2005.

2006 Annual Report on Form 10-K

Upon receipt of the written request of a CTS shareholder owning shares of common stock on the Record Date addressed to Richard G. Cutter, Secretary of CTS Corporation, 905 West Boulevard North, Elkhart, Indiana 46514, CTS will provide to such shareholder, without charge, a copy of its 2006 Annual Report on Form 10-K, including the financial statements and financial statement schedule. The report is also available on CTS’ website at http://www.ctscorp.com.

By Order of the Board of Directors,

Richard G. Cutter
Secretary

Elkhart, Indiana
May 24, 2007

APPENDIX A

The following resolution will be presented at the Annual Meeting of Shareholders:

RESOLVED, that the CTS Corporation 2007 Management Incentive Plan, adopted by the Board of Directors on December 6, 2006, be adopted and approved by the shareholders of CTS Corporation and that a copy of the Plan be attached to the minutes of this Annual Meeting of Shareholders.

CTS CORPORATION
2007 MANAGEMENT INCENTIVE PLAN

SECTION 1.  OBJECTIVE:  The CTS Corporation 2007 Management Incentive Plan’s objective is to increase the focus of key executives and managers of the Company on improving the financial performance of the Company to provide all of the Company’s shareholders with an optimum return on their investment, while also providing the financial resources to support the Company’s growth objectives.

SECTION 2.  PHILOSOPHY:  Management and the Board of Directors believe that the compensation of certain key executives and managers should be based, in part, on pre-established financial objectives of the Company. This Plan is intended to focus the effort of the Plan Participants on achieving the goals approved by the Compensation Committee of the Board of Directors to ensure the profitability and long-term growth of the Company.

SECTION 3.  DEFINITIONS:  As used in this Plan, unless the context otherwise requires, each of the following terms shall have the meaning set forth below.

(a) “Award” shall mean, for any Plan Year, a payment made to a Participant under the terms of this Plan.

(b) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(c) “CEO” shall mean the Chief Executive Officer of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any references to a particular section of the Code shall be deemed to include any successor provision thereto.

(e) “Committee” shall mean the Compensation Committee or such other Committee of the Board of Directors, which shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(f) “Common Stock” shall mean the common stock, without a par value, of the Company.

(g) “Company” shall mean CTS Corporation, an Indiana corporation.

(h) “Covered Employee” shall mean the CEO and each other executive of the Company who the Committee (i) determines is or may be a “covered employee” within the meaning of Section 162(m) of the Code for the year in which an Award hereunder is payable; and (ii) designates in writing within the period specified by Section 6 as a Covered Employee for the Plan Year.

(i) “Eligible Employee” shall mean all officers and other key employees of the Company and any of its Subsidiaries.

(j) “Maximum Amount” shall mean $5,000,000 for any Participant.

(k) “Participant” shall mean an Eligible Employee selected by the Committee to participate in the Plan pursuant to Section 5.

(l) “Performance Goal(s)” shall mean the goal or goals established for a Participant for a Plan Year by the Committee pursuant to Section 6.

(m) “Performance Measures” shall mean any of the following performance criteria, either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine: free cash flow; free cash flow from operations; total earnings; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; debt ratios; operating expense; inventory turns; capital expenditures; net earnings; operating earnings; gross or operating margin; gross margin percentage; assets; debt; working capital; controllable working capital; return on equity; cost of quality; on-time delivery; return on net assets; return on total assets; return on capital; return on investment; return on sales; net or gross sales; market share; net market share; economic value added; cost of capital; expense reduction levels; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures. Performance Measures shall be calculated so as to exclude the effects of extraordinary, unusual, or non-recurring items; changes in applicable laws, regulations, or accounting principles; currency fluctuations; discontinued operations; non-cash items, such as amortization, depreciation, or reserves; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin-off, split-up, combination, liquidation, dissolution, sale of assets, or other similar corporate transaction. In addition, for any Plan Year, the Committee may in its discretion adjust the Performance Measures to the extent necessary to prevent dilution or enlargement of any Award as a result of extraordinary events or circumstances, as determined by the Committee; provided, however, in the case of a Covered Employee, no such adjustment will be made if the effect of such adjustment would cause the Award to such Covered Employee to fail to qualify as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(n) “Plan” shall mean the CTS Corporation 2007 Management Incentive Plan, as amended and restated from time to time.

(o) “Plan Year” shall mean a fiscal year or such shorter period as determined by the Committee in its sole discretion.

(p) “Subsidiaries” shall mean any corporation, the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company, and that is not itself a publicly held corporation within the meaning of Section 162(m) of the Code.

SECTION 4.  ADMINISTRATION:  Subject to the express provisions of this Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan. In exercising its discretion, the Committee may use such objective or subjective factors as it determines to be appropriate in its sole discretion. The determinations of the Committee pursuant to its authority under the Plan shall be conclusive and binding. The Committee may delegate to one or more officers of the Company the authority, subject to the terms and conditions as the Committee shall determine, to select Eligible Employees who are not executive officers of the Company as Participants; to establish Performance Goals for such Participants and to grant and administer Awards to such Participants.

SECTION 5.  ELIGIBILITY:  The Committee shall designate which Eligible Employees will be Participants in the Plan for a particular Plan Year.

SECTION 6.  AWARDS:

(a) The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

(b) The Committee shall, in writing, select which Eligible Employees will be Participants for such Plan Year and determine for each such Plan Year the following (within 90 days after the commencement of each Plan Year, or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder, with respect to Covered Employees):

(i) The Performance Goal or Performance Goals applicable to each Participant for the Plan Year based on one or more Performance Measures; and

(ii) The payout schedule detailing the total amount which may be available for payout to each Participant based upon the relative level of attainment of the Performance Goal or Performance Goals.

(c) Upon completion of a Plan Year , the Committee shall:

(i) With respect to Covered Employees, certify, in writing, prior to payment of any Award, whether and to what extent the Performance Goal or Performance Goals for the Plan Year were satisfied:

(ii) Determine the amount available for each Participant’s Award pursuant to the payout schedule established in Section 6(b)(ii);

(iii) Determine any increase or reduction in the amount of a Participant’s available Award, as determined pursuant to Section 6(c)(ii), (including a reduction to zero) based on any subjective or objective factors that it determines to be appropriate in its sole discretion, including the recommendations of the CEO; provided, however, in the case of a Covered Employee, the Committee may reduce (including a reduction to zero) but may not increase the amount of an available Award or waive the achievement of the applicable Performance Goals, except as the Committee may provide in a particular Award for certain events, including but not limited to death, disability, or a change in ownership or control of the Company; and provided further, that the exercise of such discretion to reduce an Award with respect to any Participant shall not have the effect of increasing an Award that is payable to a Covered Employee; and

(iv) Authorize payment subject to Section 7 of such amounts determined under Section 6(c)(iii) subject to the completion of the audit and certification of the Company’s financial results by the Company’s independent auditors.

(d) In the event of any material change in the financial results of the Company as certified by the Company’s independent auditors from the financial results used by the Committee in making the determination required under Section 6(c) above, the Committee shall again engage in the process provided under Section 6(c) using the financial results certified by the Company’s independent auditors.

(e) Notwithstanding any other provision of this Plan, in no event shall the Award earned by any Participant for a Plan Year exceed the Maximum Amount.

SECTION 7.  PAYMENT OF AWARDS:  Awards under this Plan, as approved by the Committee and reviewed by the Board of Directors, shall be made in a lump sum payment in cash as soon as practicable after such approval but in any event not later than March 14 of the year following the end of the Plan Year to which the payment applies. Payment may be made to a deferred plan established by the Company for such purposes. The Company shall deduct from any payment such amounts as may be required to be withheld under any federal, state, or local tax laws.

SECTION 8.  RECOUPMENT OF AWARDS:  If the Board of Directors learns of any intentional misconduct by a Participant which directly contributes to the Company having to restate all or a portion of its financial statements, the Board may, in its sole discretion, require the Participant to reimburse the Company for the difference between any Awards paid to the Participant based on achievement of financial results that were subsequently the subject of a restatement and the amount the Participant would have earned as awards under the Plan based on the financial results as restated.

SECTION 9.  NO CONTRACT:  This Plan is not and shall not be construed as an employment contract or as a promise or contract to pay Awards to Participants or their beneficiaries.

SECTION 10.  NONASSIGNABILITY:  No Participant or beneficiary may sell, assign, transfer, discount, or pledge as collateral for a loan, or otherwise anticipate any right to payment under this Plan.

SECTION 11.  TERMINATION AND AMENDMENT:  Subject to the approval of the Board, where required, the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code shall be effective unless such amendment is approved by the shareholders of the Company. Notwithstanding the foregoing but subject to Section 13 of this Plan, no termination or amendment of the Plan may, without the consent of the Participant to whom an Award has been determined for a completed Plan Year but not yet paid, adversely affect the rights of such Participant in such Award.

SECTION 12.  INTERPRETATION:  It is the intent of the Company that Awards made to Covered Employees shall constitute “qualified performance-based compensation” satisfying the requirements of Section 162(m) of the Code. Accordingly, the provisions of the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code with respect to Covered Employees. If any other provision of the Plan or an Award is intended to but does not comply or is inconsistent with the requirements of Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to and comply with such requirements with respect to Covered Employees.

SECTION 13.  APPLICATION OF SECTION 409A OF THE CODE:  To the extent applicable, it is intended that this Plan and its administration comply with the provisions of Section 409A of the Code. To the extent that Section 409A applies to Awards, payments are intended to qualify as short-term deferrals under the regulations adopted under Section 409A. Accordingly, the Plan will be interpreted, applied and, to the minimum extent necessary to comply with Section 409A of the Code, amended, so that the Plan does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code and the intended benefits of the Plan are preserved. Reference to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

SECTION 14.  UNFUNDED STATUS:  Awards shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

SECTION 15.  SEVERABILITY:  If any provision of the Plan or any Award is, becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or such Award shall remain in full force and effect.

SECTION 16.  INDEMNIFICATION:  In addition to such other rights of indemnification as members of the Board or the Committee or officers or employees of the Company or a Subsidiary to whom authority to act for the Board or Committee is delegated may have, such individuals shall be indemnified by the Company to the maximum extent permitted by law and the Company’s by-laws, in connection with the defense of any action, suit, or proceeding, or in connection with any appeal thereof, to which any such individual may be a party by reason of any action taken or failure to act under or in connection with the Plan or any right granted hereunder.

SECTION 17.  HEADINGS:  Headings are given to the Sections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provisions thereof.

SECTION 18.  APPLICABLE LAW:  This Plan shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its principles of conflict of laws.

SECTION 19.  EFFECTIVE DATE:  This Plan will become effective as of December 6, 2006; provided, however, that no Award will be made under the Plan unless prior to such payment, the holders of a majority of the shares of the Company’s Common Stock actually voting on the matter approve this Plan at a meeting of the shareholders of the Company.

CTS CORPORATION
c/o National City Bank
Shareholder Services Operations
LOC 5352 P. O. Box 94509
Cleveland, OH 44101-4509

Proxy card must be signed and dated below.
ò	Please fold and detach card at perforation before mailing.	ò

CTS CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 28, 2007.
The undersigned, having received the Notice of Annual Meeting of Shareholders and the Proxy Statement hereby appoints Donald K. Schwanz and Richard G. Cutter as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all shares of Common Stock of CTS Corporation held of record by the undersigned on May 9, 2007, at the Annual Meeting of Shareholders originally convened on June 28, 2007 and at any adjournment thereof.

Signature

Signature (If held jointly)

Please sign exactly as shown hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in partnership name by authorized person.

Dated:	2007.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting.

ò	Please fold and detach card at perforation before mailing.	ò

CTS CORPORATION	PROXY
This Proxy, when properly executed, will be voted in the manner directed herein. If not otherwise marked, this Proxy will be voted FOR the election of all nominees listed below.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES LISTED BELOW AND FOR ITEM 2.

1.	ELECTION OF DIRECTORS

	Nominees:	W. S. Catlow	L. J. Ciancia	T. G. Cody
		G. H. Frieling, Jr.	R. R. Hemminghaus	M. A. Henning
		R. A. Profusek	D. K. Schwanz	P. K. Vincent

❑	FOR all nominees listed above.	❑	WITHHOLD AUTHORITY to vote
	(except as listed to the contrary below)		for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name below:

2.	APPROVAL OF THE CTS CORPORATION 2007 MANAGEMENT INCENTIVE PLAN

	❑	FOR	❑	AGAINST	❑	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournment thereof.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE